REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
               (as revised by Amendment No. 4)

Sand Creek Communications Company


          (Exact name of registrant as specified in its charter)

Michigan


      (State or other jurisdiction of incorporation or organization)

4813


         (Primary Standard Industrial Classification Code Number)

38-3249559


          (I.R.S. Employer Identification No.)

6525 Sand Creek Highway, P.O. Box 66, Sand Creek, Michigan 49279-0066

(517) 436-3130

        (Name, address, including ZIP Code, and telephone number, including area code, of registrant's principal executive officers)

Margie M. Gallatin, 6525 Sand Creek Highway, P.O. Box 66, Sand Creek,
Michigan

      49279-0066, (517) 436-3130

                   (Name, address, including ZIP Code,
                and telephone number, of agent for service)

             Approximate date of commencement of proposed sale of the securities to the public: February 7, 1996.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliances with General Instruction G, check the following box. [ ]

                      Calculation of Registration Fee


Title of each       Amount to    Proposed         Proposed     Amount
class of            be           maximum          maximum      of
securities to       registered   offering         aggregate    registration
be registered                    price per        offering     fee
                                 unit             price
Common Stock        124,000      $19.44        $2,409,657      $830.92
The registration fee is calculated pursuant to 17 CFR Section
230.457(f)(2)


    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                         CROSS REFERENCE SHEET

Item No.  Description                        Page of Printed
Prospectus

1.        Item 501                           Outside front cover
2.        Item 502                           Inside front cover
3.        Risk Factors                            8
4.        Terms of Transaction                    10-18
5.        Proforma Financials                     19
6.        Material Contracts with Company
          Being Acquired                          N/A
7.        Additional Information Required
          by Persons Deemed Underwriters          N/A
8.        Interests of Named Experts and Counsel  N/A
9.        Disclosure of SEC Position on
          Indemnification for Security
          Liability Act                           39, 57
10.       Information with Respect to S-3
          Registrants                             N/A
11.       Incorporation of Certain Information
          by Reference                            N/A
12.       Information with Respect to
          S-2 or S-3 Registrants                  N/A
13.       Incorporation of Certain Information
          by Reference                            N/A
14.       Information with Respect to Registrants
          Other Than S-2 or S-3                   55-57
15.       Information Respect to S-3 Companies    N/A
16.       Information with Respect to S-2 or
          S-3 Companies                           N/A
17.       Information with Respect to Companies
          Other Than S-2 or S-3 Companies         22-55
18.       Information if Proxies, Consents or
          Authorizations are to be Solicited
          in an Exchange Offer                    9, 10, 19-22, 37-38
19.       Information if Proxies, Consents or
          Authorizations are not to be Solicited  N/A
20.       Indemnification of Directors and
          Officers                                39, 57
21.       Exhibits and Financial Disclosure
          Schedule                                Exhibits


                 PROXY STATEMENT SAND CREEK TELEPHONE COMPANY
        PROSPECTUS FOR SAND CREEK COMMUNICATIONS COMPANY COMMON STOCK 6525 Sand Creek Highway, P.O. Box 66, Sand Creek, MI 49279-0066
                                (517) 436-3130

     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of the Common Stock ("Shareholders") of Sand Creek Telephone Company ("Sand Creek") in connection with the solicitation of proxies by the Sand Creek Board of Directors ("Sand Creek Board") for use at the Special Meeting of Sand Creek Shareholders (including any adjournments or postponements thereof) to be held on Saturday, March 2, 1996. At the Special Meeting, the Shareholders of the Sand Creek Common Stock, $10 par value per share, ("Sand Creek Common Stock"), will be asked to approve the Agreement and Plan of Share Exchange, attached as Appendix A hereto ("Plan of Share Exchange"). This Proxy Statement/Prospectus relates to the proposed exchange of Sand Creek Common Stock for Common Stock of Sand Creek Communications Company ("SCCC") pursuant to the Plan of Share Exchange and certain transactions contemplated thereby (the Plan of Share Exchange and contemplated transactions together referred to as the "Share Exchange"). Upon the effectiveness of the Share Exchange, each outstanding share of Sand Creek Common Stock will be exchanged for three shares of Common Stock of SCCC, no par value per share, ("SCCC Common Stock") and Sand Creek will become a subsidiary of SCCC.

     The Share Exchange will not take place unless approved by the requisite vote of the Shareholders of Sand Creek. See "THE SPECIAL MEETING - Vote Required." The Sand Creek Board believes the proposed Share Exchange will provide substantial benefit to Sand Creek and its Shareholders by providing flexibility for Sand Creek and SCCC to deal with increased competition, facilitating initiatives into new areas of business and providing additional flexibility for financing. The Sand Creek Board recommends approval of the Plan of Share Exchange.

     SHAREHOLDERS HAVE DISSENTERS RIGHTS. SHAREHOLDERS DESIRING TO EXERCISE SUCH RIGHTS MUST FILE A WRITTEN NOTICE PRIOR TO THE SPECIAL MEETING AND REFRAIN FROM VOTING THEIR SHARES IN FAVOR OF THE SHARE EXCHANGE. SEE "DISSENTERS RIGHTS".

     A Registration Statement on Form S-4 has been filed with the Securities and Exchange Commission covering the shares of the SCCC Common Stock issuable in connection with the Share Exchange. This Proxy Statement/Prospectus also constitutes a prospectus of SCCC with respect to up to 124,000 shares of SCCC Common Stock issuable to Shareholders of Sand Creek in the Share Exchange. Upon consummation of the Share Exchange, each outstanding share of Sand Creek Common Stock, except those as to which dissenters rights are exercised, will be converted into three shares of SCCC Common Stock. See "SHARE EXCHANGE - Consideration".

     Neither Sand Creek's nor SCCC's Common Stock is actively traded, and there is no established public trading market for such shares. SCCC does not plan on listing SCCC Common Stock for trading on any exchange or market system.


     SEE "RISK FACTORS", PAGE 8 HEREIN, FOR A DISCUSSION OF VARIOUS MATERIAL
                  RISKS RELATING TO THE SHARE EXCHANGE.


   SAND CREEK COMMUNICATIONS COMPANY'S SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
    SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
       OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                             CRIMINAL OFFENSE.


       The date of this Proxy Statement/Prospectus is February 2, 1996.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to Shareholders of Sand Creek on or about February 7, 1996.

     You are advised to retain this Proxy Statement/Prospectus for future reference.
[Prospectus, p 1]

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION TO OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND PROXY STATEMENT IN CONNECTION WITH THE OFFERING HEREBY MADE, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SAND CREEK OR SCCC. THIS PROSPECTUS/ PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SCCC OR SAND CREEK SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE.


                           AVAILABLE INFORMATION

     This Prospectus/Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents are available from SCCC, and SCCC has filed with the Securities and Exchange Commission (the "Commission"), a registration Statement on Form S-4 (together with any exhibits and amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the SCCC Common Stock to be issued pursuant to the Share Exchange. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. For such further information, reference is made to the Registration Statement.

     Neither Sand Creek nor SCCC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and consequently do not file reports, proxy statements or other information with the Commission. Sand Creek and SCCC will each provide its Shareholders annual reports which contain financial information that has been compiled, but not examined or reported upon, by an independent or certified public accountant.

     SCCC undertakes to provide without charge to each person, including any beneficial owner to whom a copy of this Prospectus/Proxy Statement has been delivered, on the written or oral request of any such person, a copy of any or all of the documents which have been or may be incorporated in this Prospectus/Proxy Statement by reference, other than exhibits to such documents. Requests for such copies should be directed to Secretary, Sand Creek Communications Company, Inc., 6525 Sand Creek Highway, P.O. Box 66, Sand Creek, Michigan 49279-0066, telephone number (517) 436-3130.

     In order to ensure timely delivery of copies of such documents, any request should be made by February 20, 1996.

     See back cover for Table of Contents.
[Prospectus, p 2]

                            SUMMARY

   The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. As this summary is necessarily incomplete, reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Exhibits hereto. Shareholders are urged to read this Proxy Statement/Prospectus and the Exhibits hereto in their entirety. Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Proxy Statement/Prospectus.


I. THE SPECIAL MEETING

   A. MEETING. A special meeting of the Shareholders of Sand Creek will be held on Saturday, March 2, 1996 at Sand Creek Community
Church, East Street, Sand Creek, Michigan at 1:00 p.m. (referred to hereafter as the "Special Meeting").

   B. PURPOSE OF MEETING. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Plan of Share Exchange, attached as Appendix A, upon the effectiveness of which SCCC will acquire all of the issued and outstanding Sand Creek Common Stock, and each Shareholder of Sand Creek will become a Shareholder of SCCC, the transactions contemplated thereby, and such other matters as may properly be brought before the Special Meeting. See "SPECIAL MEETING - Purpose of Special Meeting".

   C. RECORD DATE AND ELIGIBLE VOTERS. The Record Date for the Sand Creek Special Meeting is February 11, 1996. Only Shareholders of record of Sand Creek at the close of business on such date are entitled to notice of, and to vote at, the Sand Creek Special Meeting. As of the date hereof, there were 41,259 1/3 shares of Sand Creek Common Stock issued and outstanding and 153 Shareholders of record. See "SPECIAL MEETING - Eligible Voters".

   D. SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS. As of the date hereof, directors and executive officers of Sand Creek and their affiliates were beneficial owners of 3823.33 shares or approximately 9.3% of the outstanding shares of Sand Creek Common Stock. Such directors and executive officers have indicated that they intend to vote such shares of Sand Creek Common Stock FOR approval and adoption of the Plan of Share Exchange.

   E. VOTING AND PROXIES. At the Special Meeting, Shareholders of Sand Creek may vote either in person or by proxy. Sand Creek is soliciting your proxy to vote in favor of the Plan of Share Exchange. To vote by proxy, a proxy must be in writing and filed with the Sand Creek Secretary prior to the Special Meeting. A proposed proxy form is enclosed. For instructions on voting by proxy, using the enclosed proxy form, and revoking a proxy: see "SPECIAL MEETING - Voting and Proxies".

   F. VOTE REQUIRED. Twenty-five (25%) percent of the common stock issued and outstanding by the record holders thereof, in person or by proxy, shall constitute a quorum at any meeting of the Shareholders. To be approved, the Plan of Share Exchange must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Sand Creek Common Stock. Abstentions and non-votes will have the same effect as a vote against approval of the Share Exchange. See "SPECIAL MEETING - Vote Required".

   G. OTHER BUSINESS. At the time this Proxy Statement went to press, Sand Creek knew of no matters constituting a proper subject for action by the Shareholders which would be presented at the Special Meeting, other than the approval of the Plan of Share Exchange. If any other matters are properly presented at the Special Meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

   H. FUTURE SHAREHOLDER PROPOSALS. Any Shareholder proposals intended for consideration at the 1996 Annual Meeting of Shareholders must be received by Sand Creek (or, if the Share Exchange shall have previously become effective, by SCCC) by April 5, 1996.
[Prospectus, p 3]

II.  THE COMPANIES.

   A. SAND CREEK. Sand Creek was organized under the laws of the State of Michigan in 1907. Sand Creek is a telecommunication provider which provides local exchange, long distance, directory advertising, billing and collection, and access to toll networks services in its Sand Creek Exchange located in portions of Lenawee County in and around the municipality of Sand Creek, Michigan. Sand Creek is now and after the Share Exchange will continue to be subject to the Michigan telecommunications act, 1991 Public Act 179, as amended, including regulation by the Michigan Public Service Commission ("MPSC"). Such restrictions impact, among other things, the rates Sand Creek may charge its customers for telephone service, and the rates of return Sand Creek may earn. In addition, Sand Creek and its subsidiary, SCCC, are subject to the MPSC regulations relating to transactions by a telephone company and its affiliates. Sand Creek holds a 22.5% limited partnership interest in Cass Cellular Limited Partnership, which owns 55.62% of Michigan RSA #9 Limited Partnership, which conducts cellular telephone operations. Cass Cellular Limited
Partnership's cellular telephone operations are not subject to regulation under current law by the MPSC. Sand Creek's principal executive offices are located at 6525 Sand Creek Highway, Sand Creek, Michigan, and the telephone number at such address is (517) 436-3130.
See "SAND CREEK".

   B. SAND CREEK COMMON STOCK. Sand Creek has authorized only one class of common stock, all of which have equal dividend, voting and liquidation rights. The Bylaws of Sand Creek and Board resolutions have imposed some restrictions on the transferability of such shares. Except for transactions involving immediate family members, Shareholders desiring to sell Common Stock shall first present it to Sand Creek for sale. Sand Creek has a 60-day period to exercise its right of first refusal. If Sand Creek does not exercise such right, the Shareholder may sell to any party meeting Shareholder requirements established pursuant to the Bylaws. The Board has adopted the following restrictions on eligible Shareholders: First Priority:
Residents of service area; Second Priority: Immediate family members of residents of service area; Third Priority: Michigan residents within 50 miles of Sand Creek service area; Fourth Priority: Exiting Shareholder residing outside service area and other individuals outside service area who have a legitimate interest in service area. There are some provisions in Sand Creek Bylaws which limit any one person's ownership of Common Stock to no more than 12.5% of such stock. See "SHARE EXCHANGE - Comparison of SCCC and Sand Creek Common Stock."

   C. SCCC. SCCC was incorporated as a Michigan corporation in 1995 as a wholly-owned subsidiary of Sand Creek for the purpose of becoming the new parent holding company if the Share Exchange is approved and consummated. SCCC is authorized to engage in any business permitted by Michigan law, and has not yet engaged in any significant business activities. SCCC will not be subject to MPSC regulation under current law. SCCC's principal executive offices are located at 6525 Sand Creek Highway, Sand Creek, Michigan, and the telephone number at such address is (517) 436-3130. See "SCCC".

   D. SCCC COMMON STOCK. SCCC has authorized only one class of common stock, all of the shares of which have equal dividend, voting rights and liquidation rights. The Bylaws of SCCC and Board resolutions have imposed some restrictions on the transferability of such shares, which restrictions are the same as currently upon the holders of Sand Creek Common Stock, except that there are provisions in SCCC Bylaws which limit any one person's ownership of Common Stock to no more than 8% of such stock. See "SHARE EXCHANGE - Comparison of SCCC and Sand Creek Common Stock."

   E. MARKET PRICES. Neither Sand Creek Common Stock nor SCCC Common Stock is traded in any established public market. SCCC shares, all of which are owned by Sand Creek, have never traded. There is no established market and no public information with respect to the market price of Sand Creek Common Stock. There are occasional direct sales by Shareholders of which the management of Sand Creek is aware. From December 31, 1992 through the date hereof there were, so far as management knows, 86 sales of the Common Stock of Sand Creek. These sales involved 5,747.33 shares. During this period, the highest reported price paid for Sand Creek Common Stock was $58.00 per share, and the lowest price was $36.66 per share.

III. AGREEMENT AND PLAN OF SHARE EXCHANGE.

   A. BACKGROUND AND REASONS FOR SHARE EXCHANGE. Over the past several years, Sand Creek has considered establishing a holding company structure consisting of a holding company and one or more operating
[Prospectus, page 4]

subsidiaries. The reasons for establishing such a corporate structure include the following: First, Sand Creek is a telecommunication provider that provides telephone services subject to the regulation of the MPSC. The activities of SCCC and Cass Cellular Limited Partnership, however, are not subject to regulation by the MPSC.
Because SCCC is currently a subsidiary of Sand Creek and the limited partnership interest in Cass Cellular Limited Partnership is owned by Sand Creek, distributions of SCCC and Cass Cellular Limited
Partnership earnings to individual Shareholders of Sand Creek must flow through Sand Creek. In addition, the MPSC is able to review the non-regulated activities of Sand Creek on a special basis as a result of receiving a Special Report prepared for the MPSC by Sand Creek. Consequently, the MPSC is able to indirectly regulate the activities of SCCC and Cass Cellular Limited Partnership through the regulation of Sand Creek. Since Sand Creek is a regulated entity, the flow-through of earnings from SCCC and Cass Cellular Limited Partnership to Sand Creek Shareholders are subject to regulation by the MPSC. The
Sand Creek Board believes the Share Exchange will reduce the regulation by the Michigan Public Service Commission of the non-telephone company related assets and activities, reduce administration and other expenses, provide flexibility to deal with increased competition, facilitate diversification into non-utility business and provide additional flexibility for financing. In addition, Shareholders who receive SCCC Common Stock in exchange for their Sand Creek Common Stock will, in general, not recognize income on the exchange. A step in establishing a holding company structure is a Share Exchange in which SCCC, an existing subsidiary of Sand Creek, would become the parent corporation, and Sand Creek would become a wholly-owned subsidiary of SCCC. Later, additional subsidiaries of SCCC could be created with respect to (i) any existing operation of SCCC; or (ii) any new or additional businesses which SCCC undertakes.
See "SHARE EXCHANGE - Background".

   B. FORM OF SHARE EXCHANGE. SCCC (the current subsidiary) would become the parent corporation, and Sand Creek (the current parent) would become a subsidiary of SCCC. Pursuant to the Plan of Share Exchange, Sand Creek Shareholders who do not effectively exercise dissenters' rights will exchange all of their Sand Creek Common Stock for Common Stock of SCCC. The currently outstanding share of SCCC Common Stock held by Sand Creek will be cancelled. As a result of the Share Exchange, Sand Creek will become a wholly owned subsidiary of SCCC. Sand Creek will continue to operate as a separate telephone company in Sand Creek, Michigan, with the same directors, officers and employees. See "SHARE EXCHANGE - Form of Exchange."

   C. CONSIDERATION. Upon consummation of the Share Exchange, but subject to the provisions of the Plan of Share Exchange with respect to shares for which dissenters' rights have been perfected ("Dissenting Shares"), each outstanding share of Sand Creek Common Stock will be exchanged for three (3) shares of SCCC Common Stock. Each share of SCCC's Common Stock shall have the same rights and be subject to the same provisions as every other share of SCCC Common Stock. The increase in the number of shares is designed to put a Shareholder's holdings in a more convenient form for sale, transfer or gifting and to eliminate fractional shares. Following the Share Exchange, the Shareholders of Sand Creek immediately prior to the Share Exchange who do not perfect dissenters' rights will own 100% of the outstanding SCCC Common Stock, which in turn will own 100% of the outstanding Sand Creek Common Stock. See "SHARE EXCHANGE - Consideration".

   D. RECOMMENDATION OF THE BOARD OF DIRECTORS OF SAND CREEK. Sand Creek Board believes that the Share Exchange is in the best interest of Sand Creek and its Shareholders. The Sand Creek Board unanimously approved the Plan of Share Exchange and recommends that Sand Creek Shareholders vote FOR the approval and adoption of the Plan of Share Exchange. See "SHARE EXCHANGE - The Sand Creek Board's Recommendation".

   E.   REGULATORY APPROVALS AND OTHER CLOSING CONDITIONS.   The
obligations of Sand Creek and SCCC to consummate the Share Exchange are subject to the approval of the Plan of Share Exchange by Sand Creek's Shareholders. Sand Creek has received the opinion of its legal counsel that no approval is required of the Michigan Public Service Commission or any other governmental body or administrative agency for consummation of the transactions contemplated by the Plan of Share Exchange. The obligation of Sand Creek and SCCC to consummate the Share Exchange is also contingent on there being not more than 8,251 shares held by Sand Creek Shareholders who perfect dissenters' rights with respect to the Plan of Share Exchange. See "SHARE EXCHANGE - Regulatory Approvals and Other Closing Conditions".

   F. EFFECTIVE TIME OF THE SHARE EXCHANGE. The Share Exchange will become effective on the date of filing with the Michigan Department of Commerce, Corporations and Securities Bureau, the Certificate of Share Exchange to be submitted by Sand Creek and SCCC (the "Effective
Date"). Unless Sand Creek and SCCC otherwise
[Prospectus, p 5]

agree, the Share Exchange will be effective on the last business day of the month in which the last of all of the conditions to the Share Exchange have been satisfied or waived. See "SHARE EXCHANGE - Effective Time".

   G. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The Share Exchange is intended to be a "tax-free reorganization" for federal income tax purposes, with the following principal federal income tax consequences:

     1. A holder of Sand Creek Common Stock who receives SCCC Common Stock pursuant to the Share Exchange should not recognize any gain or loss with respect to the transaction. The basis of the Shareholder in the Sand Creek Common Stock would carry through as the basis of such Shareholder in the SCCC Common Stock received in the Share Exchange.

     2. A holder of Sand Creek Common Stock who perfects dissenters' rights under Michigan law will be treated as if such Shareholder's shares were redeemed. Such Shareholder will be taxed on any gain realized as a result of such redemption and such gain should be treated as a capital gain.

The foregoing is not intended to be legal or tax advice. The foregoing and discussion below is based upon the opinion of counsel, Ronald W. Bloomberg, Loomis, Ewert, Parsley, Davis & Gotting, P.C. Each Shareholder should consult with his or her own tax advisor concerning the applicable federal, state and local tax consequences of the Plan of Share Exchange. See "SHARE EXCHANGE - Certain Federal Income Tax Consequences."

   H. EXPENSES. All fees and expenses incurred in connection with the Share Exchange will be allocated between Sand Creek and SCCC in accordance with generally accepted accounting principles, consistently applied.

   I. AMENDMENT, WAIVER AND TERMINATION. The Plan of Share Exchange may be amended at any time before or after its approval by Sand Creek's Shareholders, subject to applicable law. Subject to certain exceptions, either party may waive compliance with, among other things, any of its conditions to consummate the Share Exchange. The Plan of Share Exchange may be terminated at any time prior to the Effective Date by mutual consent of the parties, or by either party if the Board of Directors of either Sand Creek or SCCC determine that consummation of the Share Exchange is not in the best interests of the respective corporations. See "SHARE EXCHANGE - Termination."

   J. PROCEDURES FOR OBTAINING SCCC STOCK CERTIFICATES. Within a reasonable time after the Effective Date, SCCC will send to each Sand Creek Shareholder a form of letter of transmittal and instruction for use in effecting the exchange of their certificates for shares of SCCC Common Stock. Sand Creek Shareholders should NOT forward Sand Creek Stock certificates with the enclosed proxy until they received transmittal forms. See "SHARE EXCHANGE - Exchange of Stock Certificates".

   K. DISSENTERS' RIGHTS. By complying with various pre- and post-effective procedures that are required by Michigan law and described under "Dissenting Shareholder's Rights", Shareholders of Sand Creek will have the right to dissent to the Share Exchange, in which event, if the Share Exchange is consummated, they will be entitled to receive in cash the fair value of their respective shares of Sand Creek Common Stock, as determined by a judicial appraisal. The exercise of these rights may result in a judicial determination that the fair value of a dissenting Shareholder's shares is higher or lower than the value of the consideration payable to the non-dissenting Shareholders in connection with this transaction. See "SHARE EXCHANGE - Rights of Dissenting Shareholders."

   L. POST-EXCHANGE DIVIDEND POLICY. SCCC and Sand Creek currently expect that after the Share Exchange, SCCC will pay aggregate dividends on the SCCC Common Stock comparable to the current dividends Sand Creek pays on the Sand Creek Common Stock, although such future dividends will depend upon future financial results and legal and regulatory requirements and there can be no assurance as to any future dividends. SCCC will be a legal entity separate and distinct from its various subsidiaries. As a holding company with no significant operations of its own, the principal sources of SCCC's funds will be dividends and other distributions from its subsidiaries, borrowings, and sales of equity. After the Share Exchange, MPSC approval, under existing law, of dividends by Sand Creek is not required. Although the MPSC does not directly regulate dividend levels, it may be able, after the Share Exchange, to regulate dividends indirectly to the extent such dividends have any effect on determining just and reasonable rates. The rights of SCCC and consequently its shareholders, to participate in any distribution of assets of any of its subsidiaries is subject to prior claims of creditors, if any, of such subsidiary (except to the extent claims of SCCC in its capacity as a

[Prospectus, p 6]

creditor are recognized.) SCCC does not expect that any regulatory and/or contractual restrictions applicable to SCCC or it subsidiaries will significantly affect the operations of SCCC or its subsidiaries or impair the ability of SCCC to pay dividends on SCCC Common Stock after the Share Exchange. See "SHARE EXCHANGE - Post-Exchange Dividend Policy."

   M. COMPARISON OF SAND CREEK AND SCCC COMMON STOCK. Upon effectiveness of the Share Exchange, holders of Sand Creek Common Stock will become holders of SCCC Common Stock. The rights of holders of SCCC Common Stock will differ from the rights of holder of Sand Creek Common Stock primarily in that SCCC will have approximately 36,222 authorized and unissued shares of Common Stock (approximately 27,482 shares more than the presently authorized but unissued shares of Sand Creek Common Stock); and the issuance of additional authorized shares of SCCC Common Stock will not require MPSC approval. Also, the amount of shares of SCCC Common Stock any shareholder may own has been reduced from 12.0% (for Sand Creek) to 8.0% (for SCCC). See "SHARE EXCHANGE -Comparison of Sand Creek and SCCC Common Stock".

   N. SELECTED FINANCIAL INFORMATION. The following table sets forth selected financial information with respect to Sand Creek on a consolidated basis, which includes its wholly owned subsidiary SCCC. If the Share Exchange is consummated, the following table (except for the "dividend per share" line, which does not reflect the additional shares of common stock to be issued) would constitute the financial data for SCCC, on a consolidated, pro forma, basis giving effect to the Share Exchange. Such financial information is derived from Sand Creek's financial statements. See "INFORMATION ABOUT SAND CREEK - Financial Statements."

                         Sand Creek Telephone Company
                           Selected Financial Data
                              As of December 31
                                                                                          9 Months Ended Sept. 30
                            1994         1993        1992      1991         1990          1995                 1994
                          (Audited)   (Audited)   (Audited) (Unaudited)    (Unaudited)    (Unaudited)   (Unaudited)
Net operating revenue   $  462,643   $  505,446  $  369,892 $  256,930     $  258,450     $  266,422     $  316,395

Net income before
  cumulative change in
  accounting principle  $  354,758   $  348,841  $  206,019 $  149,031     $  114,482     $  289,933     $  298,022

Net income per share
  before cumulative
  effect of change in
  accounting principle  $     8.58   $     8.56  $     5.08  $     3.69     $     2.75     $     6.98     $     7.22

Cumulative effect of
  change in accounting
  principle             $       -0-  $   31,746  $       -0- $       -0-    $       -0-    $       -0-    $     -0-

Cumulative effect per
  share of change in
  accounting principle  $       -0-  $     0.78  $       -0- $       -0-    $       -0-    $       -0-    $     -0-

Net income              $  354,758   $  380,587  $  206,019  $  149,031     $  114,482     $  289,933     $  298,022

Net income per share    $     8.58   $     9.34  $     5.08  $     3.69     $     2.75     $     6.98     $     7.22

Total Assets            $2,653,999   $2,458,967  $2,164,697  $1,958,005     $1,805,852     $2,785,269     $2,640,266

Debt                    $       -0-  $   63,889  $   97,220  $  127,945     $  159,985     $     -0-      $   39,859

Dividends per share     $        2   $        1  $        1  $        1     $        1     $        1     $        1

[Prospectus, p 7]

                                 RISK FACTORS

   Shareholders of Sand Creek should consider the following factors in determining whether to vote in favor of the proposal to approve the Plan of Share Exchange and to acquire the SCCC Stock offered by this Proxy Statement/Prospectus.

   A. LIMITED HISTORY OF SCCC. Although Sand Creek has been operating for over 80 years, SCCC was incorporated in 1995. SCCC has no history of operating as a separate company. There can be no assurances that SCCC will be able to operate profitably, since its revenues will be derived from a combination of dividends from Sand Creek and from other investments and/or operations, currently principally relating to cellular operations. Because of SCCC's limited history, it is difficult to anticipate future operating results.

   B. RESTRICTIONS ON TRANSFERABILITY. Resales of SCCC Common Stock by affiliates of Sand Creek will be restricted under the provision of the Securities Act of 1933, as amended ("Securities Act") and the regulations promulgated thereunder. In addition, both Sand Creek and SCCC Common Stock are subject to certain other restrictions on transfer set forth in their respective bylaws. See "SHARE EXCHANGE - Resales of SCCC Common Stock", for information on additional transfer restrictions.

   C. ABSENCE OF MARKET FOR COMMON STOCK. There has not been an active public market for the Common Stock of Sand Creek or SCCC. The Common Stock of SCCC acquired in the Share Exchange will not be listed for trading on any exchange; consequently, no assurance can be given that there will be any active trading market for the SCCC Common Stock.

   D. DIVERSIFICATION. The proposed Share Exchange will facilitate selective diversification into certain non-utility businesses which will not be subject to regulation by state and federal agencies regulating public utilities and which may involve competitive and other factors not previously experienced by Sand Creek. Diversification involves risks and there can be no assurance that any new businesses will be successful or, if unsuccessful, that they will not have a direct or indirect adverse effect on SCCC. Losses incurred by any such businesses will not be recoverable in utility rates.

   E. REDUCED LEVEL OF REGULATORY OVERSIGHT. The MPSC regulates significant portions of the business of Sand Creek, including licensing, construction, operation, sale and acquisition. Rates and rates of return are subject to regulation. While the MPSC is moving toward reducing the level of regulation relating to Local Exchange Carrier operation, coincident with this movement is a movement to introduce and encourage competition. In addition, regulatory initiatives have explored reduction of certain support mechanisms designed to ensure quality affordable basic local exchange service. There is no assurance that the impact of these initiatives toward reduced regulation and increased competition will not have a material adverse effect on Sand Creek and its operations, and thus Sand Creek's ability to pay dividends to SCCC. The consummation of the Share Exchange will serve to remove regulatory oversight of those assets and activities that are not related to the operation of Sand Creek's regulated telephone business ("non-telephone assets"). Consequently, Shareholders will not have the assurances that they might otherwise have if those non-telephone assets were subject to review by the MPSC. These assurances include MPSC review of the use, sale, and transfer of the non-telephone assets, as well as review by the MPSC of an annual report and financial records relating to the non-telephone assets.

   F. HOLDING COMPANY STRUCTURE. After the Share Exchange, SCCC will be the holding company for Sand Creek, with no significant operations of its own. Its principal source of funds will be dividends from its subsidiaries. Consequently, any regulatory restrictions imposed upon the subsidiaries' ability to pay dividends to its shareholder would restrict SCCC's ability to pay dividends to the holders of SCCC Common Stock. In addition, the rights of SCCC, and consequently its Shareholders, to participate in any distribution of assets of any of its subsidiaries is subject to prior claims of creditors, if any, of any such subsidiary.

   G. ADDITIONAL AUTHORIZED SHARES. Following the Share Exchange SCCC will have approximately 36,222 authorized and unissued shares of Common Stock (27,482 shares more than the presently authorized but unissued Sand Creek Common Stock). The authorized but unissued SCCC Common Stock may be issued from time to time upon such terms and for such consideration as may be determined by the Board of Directors of SCCC and without further action by the MPSC or by the Shareholders of SCCC. Such shares may be issued for financing acquisitions, possible future employee benefit plans, stock splits, stock dividends and other purposes which could include action which may have the effect of discouraging takeover proposals for SCCC.

[Prospectus, p 8]

                              INTRODUCTION

   This Proxy Statement/Prospectus is being furnished to Sand Creek Shareholders in connection with the solicitation of proxies by the Sand Creek Board for use at the Special Meeting to be held at the time and place specified in the accompanying Notice of Special Meeting of Shareholders, and any adjournments or postponements thereof. This Proxy Statement/Prospectus of Special Meeting is first being mailed to Shareholders of Sand Creek on or about February 7, 1996.


                             THE SPECIAL MEETING

I. SPECIAL MEETING - PURPOSE OF SPECIAL MEETING

   The purpose of the Special Meeting, as set forth in the attached Notice of Special Meeting, is to consider and vote on a proposed Plan of Share Exchange between Sand Creek and SCCC, attached as Appendix A hereto and more fully described herein, and such other matters as may properly be brought before the Special Meeting. The effect of approval of the Plan of Share Exchange will be the exchange of each non-dissenting share of Sand Creek Common Stock for three (3) shares of SCCC Common Stock. Sand Creek would then continue to do business as a wholly-owned subsidiary of SCCC.

II.  SPECIAL MEETING - ELIGIBLE VOTERS

   Only holders of record of Sand Creek Common Stock, at the close of business on February 11, 1996, are entitled to notice of and to vote at the Special Meeting. As of the date hereof, there were 41,259 1/3 shares outstanding and 153 Shareholders of Record. As of the date hereof, SCCC directors and executive officers (who are also the directors and executive officers of Sand Creek) and their affiliates were beneficial owners of 3,823 1/3 shares or approximately 9.3% of the outstanding shares of Sand Creek Common Stock. Such directors and executive officers have indicated that they intend to vote such shares of Sand Creek Common Stock FOR approval and adoption of the Plan of Share Exchange.

III. SPECIAL MEETING - VOTING AND PROXIES

   Each record holder of Sand Creek Common Stock as of the Record Date is entitled to vote in person or by proxy on all matters properly to come before the Special Meeting. Any proxy given to a person must be in writing and filed with Sand Creek's Secretary prior to the Special Meeting.

   A proxy, in the enclosed form, which is properly executed, duly returned to the Secretary of Sand Creek and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated on the proxy, the shares represented thereby will be voted FOR approval of the Plan of Share Exchange. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the relevant form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, (except in cases in which the Proxy is to be voted against the Share Exchange, in which case, the Proxy will not be voted in favor of adjourning the Special Meeting). Sand Creek does not have any knowledge of any matters to be presented at the Special Meeting other than those matters referred to and described herein. Execution of a proxy given in response to this solicitation will not affect a Shareholder's right to attend the Meeting and to vote in person. Presence at the Meeting of a Shareholder who has signed a proxy does not in itself revoke a proxy. A Shareholder may revoke a proxy at any time prior to its exercise by filing with Secretary of Sand Creek, 6525 Sand Creek Highway, Sand Creek, Michigan, a duly executed revocation, or a proxy bearing a later date, or by voting in person at the Special Meeting.

IV.  SPECIAL MEETING - VOTE REQUIRED

   Sand Creek's bylaws provide that the holders of 25% of the issued and outstanding Sand Creek Common Stock must attend the Special
Meeting in person or be duly represented by proxy for a quorum to be properly constituted at such
[Prospectus, p 9]

meeting.  The Michigan Business
Corporation Act ("MBCA") requires that the Plan of Share Exchange be approved by the affirmative vote of the holders of a majority of the outstanding shares of Sand Creek Common Stock.

V. SPECIAL MEETING - SOLICITATION OF PROXIES

   Sand Creek will bear the cost of the solicitation of proxies from its Shareholders. In addition to solicitation by mail, the directors, officers and employees of Sand Creek may solicit proxies from Shareholders by telephone or telegram or in person. Such persons will not be additionally compensated, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with nominees, fiduciaries and other custodians, for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons.

VI.  SPECIAL MEETING - FAILURE TO APPROVE SHARE EXCHANGE

   If the Share Exchange is not approved, management intends that the current corporate structure and business of Sand Creek will continue.


                              THE SHARE EXCHANGE

   Consummation of the Share Exchange will be effected in accordance with the terms and conditions set forth in the Plan of Share Exchange. The following brief description of the Share Exchange does not purport to be complete, and is qualified in its entirety by reference to the Plan of Share Exchange, a copy of which is attached hereto as Appendix A, and is incorporated herein by reference.

   For a description of the rights of Shareholder to dissent from the Plan of Share Exchange under Michigan law, see "Dissenting Shareholders' Rights". Shareholders of Sand Creek who perfect their dissenters' rights under Michigan law are occasionally referred to as "Dissenting Shareholders" and all other Shareholders are occasionally referred to as "Non-Dissenting Shareholders".

I. SHARE EXCHANGE - BACKGROUND

   Over the past several years, Sand Creek has considered establishing a holding company structure consisting of a holding company and one or more operating subsidiaries. A step in establishing a holding company structure is a Share Exchange in which SCCC, an existing subsidiary of Sand Creek, would become the parent corporation, and Sand Creek would become a wholly-owned subsidiary of SCCC. Later, additional subsidiaries could be created with respect to (i) any existing operation of SCCC; or (ii) any new or additional businesses which SCCC decided to undertake. The issuance of SCCC Common Stock in connection with the Share Exchange is not to raise any funds but to facilitate formation of the holding company. Reasons for the establishment of a holding company structure include the following:

   A. REGULATORY SEPARATIONS. Sand Creek provides telephone services subject to the regulation of the MPSC in accordance with the provisions of Michigan law, including the Michigan Telecommunications Act, 1991 PA 179, as amended ("MTA"). Among other things, Section 308 of the MTA grants the MPSC authority to review the use, sale and transfer of a telecommunications provider's assets used in the providing of basic local exchange service.
Section 308 is generally aimed at preventing cross-subsidies between regulated and unregulated service.

   Neither the activities of SCCC nor the Cass Cellular Limited Partnership, however, are subject to direct regulation by the MPSC. Because SCCC is currently a subsidiary of Sand Creek, distributions of its earnings to individual Shareholders of Sand Creek must flow through Sand Creek. In addition, the MPSC is able to review the non-regulated activities of Sand Creek on an special basis as a result of receiving a special report prepared for the MPSC by Sand Creek. Consequently, the MPSC is able to indirectly regulate the activities of SCCC through the regulation of Sand Creek. Since Sand Creek is a regulated entity, Sand Creek's holding of SCCC's stock and the flow-through of earnings to Sand Creek Shareholders are subject to regulation by the MPSC.

   Section 401 of the MTA explicitly provides that the MPSC does not have authority over cellular services such as those provided through Sand Creek's limited partnership interest in Cass Cellular Limited Partnership, except as otherwise

[Prospectus, p 10]

provided by the MTA.  However,
because the limited partnership interest in Cass Cellular Limited Partnership is in the name of Sand Creek, distributions of earnings to individual Shareholders of Sand Creek must flow through Sand Creek.
In addition, the MPSC is able to review the activities of Sand Creek related to Cass Cellular Limited Partnership on an annual basis as a result of receiving an annual report prepared for the MPSC by Sand Creek. Consequently, the MPSC is able to indirectly regulate the cellular telephone activities through the regulation of Sand Creek. Since Sand Creek is a regulated entity, Sand Creek's holding of the limited partnership interest and the flow-through of earnings to Sand Creek Shareholders are subject to regulation by the MPSC.

   The Share Exchange will facilitate the removal from MPSC regulation of as much of the non-telephone company related activities of SCCC and Cass Cellular Limited Partnership as possible. This will provide a less direct connection between the regulated activities of Sand Creek and the unregulated activities of SCCC and Cass Cellular Limited Partnership.

   B. INCREASED FLEXIBILITY AND DIVERSIFICATION. The regulatory and business climate in which Sand Creek is operating has undergone substantial change in the past several years. Additional material changes can be anticipated. These industry changes have included or may include changing technologies and increased competition. The Sand Creek Board believes that Sand Creek must protect its competitive position and enhance its ability to pursue investment and business opportunities by establishing a corporate structure able to adapt to the changing competitive environment. The Sand Creek Board believes that industry changes may require development of non-utility, unregulated businesses. Although other than as set forth herein, Sand Creek currently has no specific plans to establish other non-utility, unregulated business, such business, if and when developed, would also primarily be carried out by corporate affiliates separate from Sand Creek.

   The Sand Creek Board is of the view that a holding company structure will better facilitate the deployment of any portion of Sand Creek's earnings which are not required for reinvestment in the utility business, as well as the deployment of capital which might be raised by a non-utility holding company for non-utility purposes. In the Board's view, the Share Exchange will increase opportunities to diversify into businesses which will not be regulated as public utilities. Financing alternatives may also be enhanced as a result of engaging in a greater number of businesses. Diversification that succeeds in promoting employment and commerce in the areas served by Sand Creek may benefit Sand Creek and its customers, as well as the Shareholders, in other ways. Diversification does, however, involve risks, and there can be no assurance that any new businesses will be successful or, if unsuccessful, that they will not have a direct or indirect adverse effect on the holding company system as a whole despite the separations afforded by the holding company structure.
See "RISK FACTORS - Diversification" above.

   C. CORPORATE SEPARATION. The holding company structure generally insulates the utility customers of Sand Creek and the public holders of Sand Creek's securities from the risks of the non-utility businesses by segregating the non-utility businesses into separate corporations that will be direct or indirect subsidiaries of the holding company and not of Sand Creek. Because non-utility businesses of the holding company will be conducted through separate subsidiaries, any liabilities incurred by those subsidiaries will generally not constitute liabilities of Sand Creek. The corporate separation also insures that all costs of a particular non-utility subsidiary will be charged to that subsidiary and not allocated to any utility subsidiary. Thus, the corporate structure and the regulatory requirements provide for the insulation of customers of Sand Creek from risks of the non-utility businesses. Any benefits or detriments which result from the Share Exchange and consequent segregation of the utility and non-utility businesses will flow to the security holders of SCCC. See "RISK FACTORS - Holding Company Structure" above. After the Share Exchange, the separate financial statements prepared for Sand Creek will not reflect the non-utility businesses which may be owned by non-utility subsidiaries of SCCC. The consolidated financial statements of SCCC will not reflect the financial condition of any group of subsidiaries taken separately but will reflect the overall operations of all subsidiaries, including Sand Creek.

   D. FINANCINGS. The holding company structure is intended to afford additional flexibility for maintaining the capital ratios of Sand Creek at levels determined to be appropriate by regulatory authorities. This ability to adjust the components of the capital structure of Sand Creek will help Sand Creek maintain stable utility rates. One component of utility rates is cost of capital. Equity capital is the most expensive type of capital and if the equity component of a utility's capital structure is too high it may result in increasing pressure to raise rates. If the equity component is too low it may result in increases in the cost of debt because of increased leverage and risk which will also tend to increase rates. [Prospectus, p 11]

Under the holding company structure, capital ratios of Sand Creek would be subject to adjustment from time to time through dividends to, or equity investments from, SCCC.

   Financing alternatives are expected to be improved by the holding company structure in that the planning of financings best suited to the particular needs and circumstances of the separate businesses should be facilitated. It is contemplated that in the normal course SCCC, in addition to receiving dividends from its subsidiaries, will obtain funds though debt or equity financings, that Sand Creek will obtain funds through its own financings (which may include the issuance of additional debt such as first mortgage bonds or preferred stock, as well as the issuance of additional shares of Sand Creek Common Stock to SCCC, the businesses owned by non-utility affiliates, or from their own outside financings). Any financings will depend on the financial and other conditions of the entities involved and on market conditions.

   The Sand Creek Board intends that the utility operations of Sand Creek will continue to constitute the predominant activity of the holding company system for the foreseeable future and that there be no capital impairment of Sand Creek and no adverse effect on Sand Creek's levels of service as a result of the Share Exchange.

   E. REDUCED ADMINISTRATIVE EXPENSES. The Share Exchange will result in reduced administrative expenses. The MPSC's review of Sand Creek's financial records will no longer require Sand Creek to provide the MPSC with information concerning subsidiaries and limited partnership interests. The holding company structure will also make clearer the separation between rate-base and non-rate base assets. Consequently, it is anticipated that Sand Creek will be able to avoid legal and accounting fees in dealing with the MPSC, and will reduce administrative delay and expense with regard to unregulated activities.

   F. RATE REGULATION. The MPSC possesses statutory authority to determine whether Sand Creek's rates are just and reasonable. In doing so, the MPSC asserts that a company's earnings can be considered for rate-making purposes. Thus, under the present corporate structure, the profitability of SCCC and Cass Cellular Limited Partnership increases Sand Creek's regulatory burden in rate cases. The proposed restructuring will create a structure that will clearly separate regulated from unregulated activities and enhance Sand Creek's ability to respond to regulatory oversight. The MTA regulates transactions between a regulated provider and its affiliates only to the extent that such transactions have an impact on regulated activities. Since SCCC is engaged in non- MPSC regulated activities, the MTA exempts them from MPSC oversight when they are not subsidiaries of Sand Creek.

   G. LACK OF MATERIAL NEGATIVE IMPACTS. The Sand Creek Board believes that there are no material negative impacts of elimination of MPSC regulatory oversight of the non- telephone business operations of SCCC. The Board believes that there will be no material adverse effect of the reorganization other than the elimination of MPSC oversight of non-regulated activities. The Board believes that Sand Creek will continue to qualify for commercial financing, if outside financing is required, after the Share Exchange.

   H.   TAX-FREE REORGANIZATION.  The expectation is the Share
Exchange will be a tax-free transaction to the Shareholders and the two companies.

II.  SHARE EXCHANGE - THE SAND CREEK BOARD'S RECOMMENDATION.

   The Board of Directors of Sand Creek has unanimously determined that a Share Exchange is in the best interests of the Shareholders of Sand Creek, and has approved the Plan of Share Exchange and the transactions contemplated thereby. In reaching their determination, the Sand Creek Board consulted with its legal counsel with respect to the legal duties of the Board. The Sand Creek Board also consulted with its outside independent accountants with respect to regulatory matters, the general terms, the timing, reporting and cost considerations of the Share Exchange, the Plan of Share Exchange and issues related thereto, and with its senior management. The Board considered a number of factors, including the ones discussed above but did not assign any specific nor relative weight to any particular factor.

   THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING COMMON STOCK OF SAND CREEK IS REQUIRED FOR THE APPROVAL OF THE PLAN OF SHARE EXCHANGE. THE PLAN WILL NOT BECOME EFFECTIVE, AND THE SHARE

[Prospectus, p 12]

EXCHANGE WILL NOT TAKE PLACE UNLESS SUCH APPROVAL IS
OBTAINED.  ABSTENTIONS AND NON-VOTES WILL HAVE THE SAME EFFECT AS
VOTES AGAINST APPROVAL OF THE PLAN.

   THE BOARD RECOMMENDS APPROVAL OF THE PLAN AND URGES EACH HOLDER OF SAND CREEK COMMON STOCK TO VOTE "FOR" APPROVAL OF THE PLAN. PROXIES WHICH ARE EXECUTED BUT DO NOT INDICATE HOW THE PROXIES ARE TO BE VOTED ON THE PLAN WILL BE VOTED "FOR" APPROVAL OF THE PLAN.

III. SHARE EXCHANGE - FORM OF EXCHANGE.

   SCCC is currently a wholly-owned subsidiary of Sand Creek. Sand Creek and SCCC have entered into a Plan of Share Exchange, subject to Shareholder approval. The Share Exchange will be three (3) shares of Common Stock (no par value) of SCCC for every one (1) share of Common Stock ($10 par value) of Sand Creek. Following the consummation of the Plan of Share Exchange, the share of Common Stock of SCCC owned by Sand Creek will be cancelled. As a result of the foregoing, SCCC will hold all of the outstanding Common Stock of Sand Creek, and Sand Creek will become a wholly-owned subsidiary of SCCC. Assuming redemption of no more than a nominal number of shares of unaffiliated persons who dissent, there will be no material change in Sand Creek's Shareholder's relative equity ownership interest in the underlying Sand Creek assets. After the Share Exchange, Sand Creek will continue to do business as a separate telephone company under its corporate charter, and under the name of Sand Creek.

A diagram of the steps involved is set forth below.

STEP 1:  CURRENT ORGANIZATION

                                 Shareholders


                         Sand Creek Telephone Company


          Cass Cellular         Sand Creek
          Limited Partnership*       Communications Company

[Entities shown in boxes; vertical lines show ownership]

STEP 2:  SHARE EXCHANGE BETWEEN SAND CREEK SHAREHOLDERS AND SCCC

[Entities shown in boxes; vertical lines show ownership]

STEP 3:  FINAL STRUCTURE


                                 Shareholders


                         Sand Creek Telephone Company


          Cass Cellular         Sand Creek
          Limited Partnership*       Communications Company

[Entities shown in boxes; vertical lines show ownership]
[Prospectus, p 13]

IV.  SHARE EXCHANGE - CONSIDERATION

   Upon consummation of the Share Exchange, each outstanding share of Sand Creek Common Stock will be exchanged (subject to the provisions with respect to shares for which dissenters' rights have been perfected, described under "Rights of Dissenting Shareholders" below) into three (3) shares of SCCC Common Stock.

   The Shareholders of Sand Creek will own 100% of the outstanding SCCC Common Stock following consummation of the Share Exchange.

V. SHARE EXCHANGE - REGULATORY APPROVALS AND OTHER CLOSING
CONDITIONS.

   The obligation of Sand Creek and SCCC to consummate the Plan of Share Exchange is conditioned upon (i) the affirmative vote of Shareholders owning at least a majority of the shares of Sand Creek Common Stock, and (ii) Dissenting Shareholders holding fewer than 8,251 of the issued and outstanding shares of Sand Creek. MPSC approval of the Share Exchange is not required.


   The MTA contains no provision explicitly giving the MPSC approval power over this type of transaction. The MPSC will likely investigate and may otherwise regulate aspects of the transaction. In light of past MPSC practice, the MPSC staff will expect to be notified of the transaction and may even believe that notification is required under
Section 308(3) of the MTA.

   It is the opinion of Sand Creek counsel, Ronald W. Bloomberg, Loomis, Ewert, Parsley, Davis & Gotting, P.C., that the MPSC has no jurisdiction or authority to approve or disapprove the Share Exchange. Counsel's opinion is based on its review of the provisions of the Michigan Telecommunications Act ("MTA") and the September 11, 1992 MPSC Order in Case No. U-10123. In that case, GTE applied for authority to transfer certain assets to facilitate a corporate reorganization affecting its operations. The MPSC held that the law did not require approval, but merely required notification of asset transfers under Section 308(3). In the spirit of cooperation, Sand Creek intends to notify the MPSC of the Share Exchange when it takes place. If Section 308(3) were applicable, it would require notification only when transfer take place and would not require prior notification. Thus, after approval of the Share Exchange by Shareholders, Sand Creek will notify the MPSC as a matter of courtesy.

   Sand Creek has also reserved the right to abandon the Share Exchange if it deems the Plan of Share Exchange to not be in the best interest of its Shareholders. Among the conditions to closing is a determination by the Board of Directors that the claims of Dissenting Shareholders would not have an adverse impact on Sand Creek or SCCC.

VI.  SHARE EXCHANGE - EFFECTIVE TIME.

   The Share Exchange will become effective on the date of filing with the Michigan Department of Commerce, Corporations and Securities Bureau, of the Certificate of Share Exchange to be submitted by Sand Creek and SCCC. Unless the Sand Creek Board determine a different time, the closing of the Share Exchange will take place on the last day of the month in which all conditions precedent to the Share Exchange have been satisfied or waived.

VII.  SHARE EXCHANGE - EXCHANGE OF STOCK CERTIFICATES.

   With a reasonable time after the Effective Time, SCCC will send to each Sand Creek Shareholder a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to certificates for shares of Sand Creek Common Stock will pass, only upon proper delivery of such certificates to SCCC) and instructions for use in effecting the exchange of the certificates for shares of SCCC Common Stock.

   SAND CREEK SHAREHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY OR UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. [Prospectus, p 14]

   Until the certificates representing Sand Creek Common Stock are surrendered for exchange after the consummation of the Share Exchange, holders of such certificates will not be paid dividends or other distributions with respect to the shares of SCCC Common Stock with which such shares of Sand Creek Common Stock are being exchanged.
When such certificates are surrendered, any such unpaid dividends or other distributions will be paid (without interest) with respect to the number of shares of SCCC Common Stock represented by such certificates. Holders of unsurrendered certificates shall not be entitled to vote after the Effective Time at any meeting of SCCC Shareholders until they have exchanged their certificates.

VIII. SHARE EXCHANGE - COMPARISON OF SCCC AND SAND CREEK COMMON STOCK.

   A. GENERAL. In the event the Share Exchange is consummated and Sand Creek becomes a wholly-owned subsidiary of SCCC, Shareholders of Sand Creek whose shares of Sand Creek Common Stock are exchanged for shares of SCCC Common Stock will become Shareholders of SCCC. The rights of SCCC Shareholders are governed by the SCCC Articles of Incorporation and Bylaws (collectively, SCCC Charter Documents") and the Michigan Business Corporation Act, as amended ("MBCA"). Currently, the rights of Sand Creek Shareholders are governed by the Articles of Incorporation and Bylaws of Sand Creek (collectively, "Sand Creek Charter Documents") the Telephone Act of 1913, as amended ("Telephone Act"), the MTA and the MBCA.

   There are minor differences between the SCCC Charter Documents and the Sand Creek Charter Documents which affect Shareholders' rights. Certain differences between the rights of holders of SCCC Common Stock and the rights of holders of Sand Creek Common Stock are described and summarized below. The following discussion is not intended to be relied upon as an exhaustive list or a detailed description of such differences and is not intended to constitute a detailed comparison or description of the provisions of the SCCC Charter Documents, the Sand Creek Charter Documents, the MBCA, the Telephone Act or the MTA. The following discussion is qualified in its entirety be reference to the SCCC Charter Documents, the Sand Creek Charter Documents, the MBCA, the Telephone Act and the MTA, and holders of Sand Creek Common Stock are referred to the complete text of such documents, agreements and laws.

   B. AUTHORIZED STOCK. The SCCC Articles of Incorporation authorize 160,000 shares of SCCC Common Stock without par value. As of December 31, 1995, one (1) shares of SCCC Common Stock was issued, outstanding and fully paid. The holders of SCCC Common Stock are entitled to receive, ratably, all dividends and distributions. No right of redemption or conversion exists with respect to the SCCC Common Stock. Shareholders of SCCC do not have any preemptive rights with respect to any of the authorized but unissued shares of SCCC Common Stock. No options to purchase SCCC Common Stock are outstanding or to be created in connection with the Share Exchange. After the Share Exchange, SCCC will have approximately 36,222 authorized but unissued shares of Common Stock (approximately 27,482 shares more than the authorized but unissued shares of Sand Creek Common Stock). Authorized but unissued shares of SCCC Common Stock may be issued from time to time upon such terms and for such consideration as may be determined by the SCCC Board of Directors. Although there are no plans for SCCC to issue additional SCCC Common Stock subsequent to the completion of the Share Exchange, the SCCC Board believes that it is in the best interest of SCCC to have additional shares of SCCC Common Stock available to be issued without further Shareholder action, if, at some time in the future, it is deemed to be desirable to issue additional shares for financing, acquisitions, possible future employee benefit plans, stock splits, stock dividends and other purposes.

   The Sand Creek Articles of Incorporation authorize 50,000 shares of $10.00 par value Common Stock, of which 41,259 1/3 were outstanding as of the date hereof. Currently, no shares are issuable pursuant to the exercise of warrants or options or in conversion of any other securities. The holders of Sand Creek Common Stock are entitled to receive, ratably, all dividends and distributions. Sand Creek Shareholders have no preemptive, redemption or conversion rights except as may be provided by law.


 [Prospectus, p 15]

   C. ANTI-TAKEOVER PROVISIONS. Sand Creek is currently subject to the Michigan "Fair Price" statute (Chapter 7A of the MBCA). After the Share Exchange, SCCC will be subject to Chapter 7A, but not Sand Creek. This is due to the fact that only corporations with more than 100 shareholders are subject to Chapter 7A. Chapter 7A applies to certain "business combinations," such as mergers, sales of assets, issuance of equity securities and a liquidation, recapitalization or reorganization, involving an "interested shareholder" (generally, the holder of 10% or more of a class of a corporation's voting stock).
The approval of holders of 90% of each class of the corporations' outstanding voting stock and the approval of the holder of two-thirds of the outstanding stock of each such class other than shares beneficially owned by the interested shareholder is required to approve a business combination that meets certain price, form of consideration and procedural requirements designed to make the transaction fair to all shareholder or to a transaction that the Board of Directors has approved with respect to a particular interested shareholder prior to the interested shareholder becoming an interested shareholder.

   Sand Creek is subject to the Michigan "Control Share Acquisition" statute (Chapter 7B of the MBCA). After the Share Exchange, SCCC will be subject to Chapter 7B, but not Sand Creek. This is due to the fact that only corporations with more than 100 shareholders are subject to Chapter 7B. Chapter 7B does not apply to the Share Exchange because reorganizations, such as the Share Exchange, effected pursuant to the MBCA are exempt from Chapter 7B. Generally, Chapter 7B provides that a person or an entity that acquires "control shares" in a control share acquisition may vote the control shares on any matter only if a majority of all shares entitled to vote thereon and of all non- "interested shares" entitled to vote thereon approve such voting rights. "Interested shares" are defined generally as those shares beneficially owned by officers of the corporation, employee directors of the corporation and the person or entity making the control share acquisition. "Control shares" are defined generally as shares that when added to shares already owned by a person or entity would give the person or entity voting power in the election of directors within any of the three thresholds: one-fifth, one-third or a majority of all voting power. The effect of the statute is to condition the acquisition of voting control of a Michigan corporation on the approval of a majority of its disinterested shareholders.

   The foregoing provisions of Chapter 7A and 7B of the MBCA that will apply to SCCC after the Share Exchange may have a depressive effect on the market price of SCCC's Common Stock because they may render more difficult an attempt to take control of SCCC. If SCCC does not wish to be subject to Chapter 7A, the board of directors of SCCC may, by resolution, exempt a business combination involving a particular interested shareholder, at any time prior to the time the interested shareholder attained the status. Similarly, SCCC may "opt-out" of Chapter 7B by amending its articles or bylaws to provide that Chapter 7B shall not apply to control share acquisitions of the company.

   D. RESTRICTIONS ON OWNERSHIP AND TRANSFER. The Bylaws of Sand Creek restrict any Shareholder from owning more than 12.5% of the outstanding Common Stock. The Bylaws of SCCC restrict any one person from owning more than 8% of its outstanding Common Stock. Sand Creek and SCCC can enforce these Bylaws through exercise of their rights of first refusal on transfers of Common Stock outside of immediate family members. Also in the event of a transfer between immediate family members in violation of such Bylaws, the Bylaws of both companies provide that the company shall purchase such Common Stock. The Bylaws also permit the companies to issue additional shares of Common Stock to remedy a violation.

   The Bylaws of both Sand Creek and SCCC authorize the Boards of Directors to set limits on the persons and corporations to whom stock can be sold. The Sand Creek Board and SCCC Board have adopted policies pursuant to such Bylaws. See "Summary - II. The Companies -
B. Sand Creek Common Stock", above. These policies are identical with the exception that the Common Stock Transfer Policies of SCCC include current directors, officers and employees of SCCC in the same category as persons residing in Sand Creek's service area. Also, both the SCCC and Sand Creek Bylaws provide SCCC and Sand Creek, respectively, a right of first refusal in connection with potential sales of Common Stock other than transactions involving immediate family members.

IX.  SHARE EXCHANGE - ACCOUNTING TREATMENT.

   Upon approval of the Plan of Share Exchange, any amounts paid to dissenting shareholders, as stipulated in section 450.761-450.774 of the Michigan Business Corporation Act, will be charged to corporate equity. Each remaining share of Sand Creek will be exchanged for three new shares of SCCC. Concurrently, the current outstanding share of SCCC, owned by Sand Creek, will be retired.
[Prospectus, p 16]


X. SHARE EXCHANGE - CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

   The following summary describes the material federal income tax consequences of the Share Exchange to the Sand Creek Shareholders who are citizens or residents of the United States and who held their shares of Sand Creek Common Stock as capital assets. It does not discuss all the tax consequences that may be relevant to Sand Creek Shareholders entitled to special treatment under the Internal Revenue Code of 1986, as amended (the "Code") (including, without limitation, insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons). In addition, the summary does not address the state, local or foreign tax consequences of the Share Exchange.

   The Share Exchange is intended to be a "tax free reorganization" for Federal income tax purposes under the Code. The following will be the principal federal income tax consequences of the Share Exchange assuming it is treated as a "tax free reorganization":

     1. No gain or loss will be recognized by Sand Creek or SCCC as a result of the Share Exchange.

     2. No gain or loss will be recognized by Sand Creek's or SCCC's Shareholders as a result of the Share Exchange, except as described in paragraph 6 below.

     3. The Share Exchange will not result in a change in the basis of the assets of either Sand Creek or SCCC.

     4. The basis for tax purposes of the shares of SCCC Common
        Stock received by a holder of Sand Creek Common Stock pursuant to the Share Exchange will be the same as the basis for such Shareholder's Sand Creek Common Stock surrendered in exchange therefor.

     5. A Sand Creek Shareholder's holding period with respect to the shares of SCCC Common Stock received by such Shareholder as a result of the Share Exchange will include the period for which he or she held the shares of Sand Creek Common Stock which were converted into such shares of SCCC Common Stock, provided that such shares of Sand Creek Common Stock were held as a capital asset on the Effective
        Date.

     6. Under current IRS rulings, any Dissenting Shareholder will be treated as if such Shareholder's shares were redeemed. Under current IRS rulings, such Dissenting Shareholder should recognize gain to the extent that the cash the Shareholder receives for the Sand Creek shares exceeds the tax basis (or loss to the extent the tax basis exceeds the amount received), and such gain (or loss) should be a capital gain (or loss), provided that the Sand Creek shares were held as a capital asset by the Dissenting Shareholder. However, if a redemption fails to qualify for exchange treatment under Section 302(b) of the Code (considering the attribution rules of Section 318 thereof) because the Shareholder's interest is not sufficiently reduced, a risk exists that some or all of the cash received by a Dissenting Shareholder will be treated as a taxable dividend to such Shareholder.

   Under the Code, in order for the Share Exchange to constitute a tax-free reorganization, the Sand Creek Common Stock must be converted into an amount of SCCC Common Stock that at the Effective Time equals at least 80% of the aggregate value that all of the Sand Creek Shareholders receive. Thus, the tax-free reorganization may be jeopardized if the cash payable to Dissenting Shareholders would exceed 20% of the aggregate value of the total consideration that all of the Sand Creek Shareholders receive at the Effective Time. For IRS ruling purposes, in order for the Share Exchange to constitute a tax-free reorganization, the amount of SCCC Stock received by Sand Creek Shareholders in connection with the Share Exchange must be at least 50% of the aggregate value of the consideration paid to all Shareholders in connection with the share exchange. SCCC Common Stock received in the Share Exchange will not be counted toward the 50% threshold if the recipient disposes of such stock and such recipient had an intention to dispose of SCCC Common Stock on the Effective Date. The disposition of SCCC Common Stock within two years of the Effective Date may evidence that the Shareholder had an intention to dispose of such stock on the Effective Date.
[Prospectus, 17]

   The tax discussion set forth above is included for general information and is based upon present law and the opinion of counsel, Ronald W. Bloomberg, Loomis, Ewert, Parsley, Davis & Gotting, P.C., which opinion has been delivered to SCCC and is an exhibit to the Registration Statement. The tax consequences of the Share Exchange will depend in large part on the facts and circumstances applicable to each Shareholder and upon an evaluation of facts and events that will occur in the future. As a result, the particular tax consequences to a Shareholder cannot be predicted with certainty and all the foregoing is subject to change and any such changes could affect the continuing validity of this discussion. Therefore, each Shareholder is urged to consult with his or her own tax advisor regarding the tax consequences of the Share Exchange. With regard to the tax consequences under the laws of states or local governments or of any other jurisdiction, no information or opinion is provided herein, and Shareholders are urged to consult, and should rely upon, their own tax advisors.

XI.  SHARE EXCHANGE - MANAGEMENT AND OPERATIONS AFTER THE SHARE
EXCHANGE.

   After the Share Exchange, Sand Creek will be a wholly owned subsidiary of SCCC and will have a Board of Directors consisting of those persons serving as directors of Sand Creek immediately prior to the Share Exchange. SCCC will continue to operate with its current Board of Directors, which is identical to the Board of Directors of Sand Creek. After the Share Exchange, it is anticipated that (i) SCCC, as the parent company, will operate with SCCC's current executive officers (although some changes may be made to take account of the new holding company structure), and (ii) Sand Creek will operate with its current executive officers and employees.

XII.  SHARE EXCHANGE - RESALE OF SCCC COMMON STOCK; RESTRICTIONS ON
TRANSFER.

   The shares of SCCC Common Stock to be issued in the Share Exchange will be registered under the Securities Act and will be transferable under the Securities Act, except for shares issued to any Shareholder who may be deemed to be an "affiliate" of Sand Creek for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of SCCC Common Stock acquired in connection with the Share Exchange except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Sand Creek generally include individuals or entities that control, are controlled by or under common control with Sand Creek, and may include certain officers and directors of Sand Creek as well as principal Shareholders of Sand Creek.

XIII. SHARE EXCHANGE - EXPENSES

   Regardless of whether the Plan of Share Exchange is consummated, the fees and expenses in connection with the Plan will be paid by Sand Creek.

XIV.  SHARE EXCHANGE - POST SHARE EXCHANGE DIVIDEND POLICY.

   SCCC and Sand Creek currently expect that after the Share Exchange, SCCC will pay dividends on the SCCC Common Stock comparable to the current dividends Sand Creek pays on the Sand Creek Common Stock, although such future dividends will depend upon future financial results and legal and regulatory requirements and there can be no assurance as to any future dividends. SCCC will be a legal entity separate and distinct from its various subsidiaries. As a holding company with no significant operations of its own, the principal sources of SCCC 's funds will be dividends and other distributions from its subsidiaries, borrowings and sales of equity. The rights of SCCC and consequently its Shareholders, to participate in any distribution of assets of any of its subsidiaries is subject to prior claims of creditors, if any, of such subsidiary (except to the extent claims of SCCC in its capacity as a creditor are recognized). SCCC does not expect that any regulatory and/or contractual restrictions applicable to SCCC or its subsidiaries will significantly affect the operations of SCCC or its subsidiaries or impair the ability of SCCC to pay dividends on SCCC Common Stock after the Share Exchange.

[Prospectus, p 18]




XV.   CAPITALIZATION

   The historical capitalization of Sand Creek and SCCC and the pro forma capitalization of Sand Creek and SCCC after giving effect to the proposed Share Exchange (assuming no dissenters rights exercised) are summarized as follows:

                                                    Paid-In      Retained   Total
                       # Of Shares  Capital Stock   Capital      Earnings   Equity
Sand Creek

Balance @ 09-30-95    41,299 1/3     412,993      29,482        2,052,138   2,494,613

2.  Stock Redemption (41,299 1/3)   (412,993)    (29,482)         442,475         -0-

3.  Stock Issuance    41,299 1/3     412,993                     (412,993)        -0-

Proforma
post-exchange         41,299 1/3     412,993         -0-        2,081,620   2,494,613

SCCC

Balance @ 09-30-95         1           1,000         -0-              -0-       1,000

1.  Stock Redemption      (1)         (1,000)                                  (1,000)

2.  Stock Issuance    123,898      1,238,980                   (1,238,980)        -0-

3.  Stock Acquisition                                           2,494,613   2,494,613

Proforma
Post Exchange         123,898      1,238,980          -0-       1,255,633   2,494,613

1. Sand Creek redeems its share of stock in SCCC.
2. Sand Creek shareholders redeem each of their shares of Sand Creek stock in exchange for 3 shares of SCCC stock.
3. Sand Creek issues 100% of its stock to SCCC.

                       DISSENTING SHAREHOLDERS' RIGHTS

   Each Shareholder of Sand Creek has the right to dissent from the Share Exchange and receive the fair value of such shares of Sand Creek Common Stock in cash if the Shareholder follows the procedures required under Section 450.761-450.774 of the Michigan Business
Corporation Act ("MBCA") set forth in Appendix B, the material provisions of which are summarized below.

   The MBCA provides that a Shareholder of Sand Creek who does not vote in favor of the Plan of Share Exchange and who has given notice in writing to Sand Creek before the vote is taken that the Shareholder dissents from the Plan of Share Exchange and intends to demand payment for his or her shares, and who then takes the steps necessary to perfect dissenters' rights, shall be entitled to receive in cash the fair value of all shares of Sand Creek Common Stock held by such Shareholder if and when the Share Exchange is consummated. Set forth below is a summary of the procedures relating to the exercise of Dissenting Shareholders' rights provided by the MBCA. This summary does not purport to be complete, and is qualified in its entirety by reference to Sections 761 through 774 of the MBCA, which have been attached hereto as Appendix B.

I. DISSENTERS' RIGHTS - Procedure to Perfect

   Each Sand Creek Shareholder who follows the procedures set forth in
Section 761 through 774 of the MBCA may receive a cash payment equal to the fair value of his or her shares of Sand Creek Common Stock determined as of the

[Prospectus,p 19]

day immediately preceding the Special Meeting, excluding any depreciation or appreciation in anticipation of the Share Exchange, unless such exclusion would be inequitable. Unless a Shareholder follows all of the procedures set forth in Sections 761 through 774, he or she will forfeit the right to dissent. To assert dissenters' rights, a Shareholder must:

   A. Prior to the Special Meeting, deliver to Sand Creek a written objection to the Plan of Share Exchange, including a statement of the Shareholder's intent to demand payment for his or her shares if the Share Exchange is consummated.

   B. Refrain from voting the shares owned by the Shareholder in favor of the Plan of Share Exchange.

   C. Demand payment and deposit his or her shares prior to the Due Date described below (not more than 60 days nor less than 30 days after the dissenter's notice is sent by Sand Creek).

   Written objections must be signed by the Shareholder of record and include the Shareholder's present address to which notice of approval of the Plan of Share Exchange will be delivered. Any Shareholder not filing a written objection as required will forfeit his or her right to dissent; a vote against the Plan of Share Exchange is not a substitute for filing the written objection with Sand Creek.

   If the Plan of Share Exchange is approved, Sand Creek will send a written dissenter's notice within 10 days after the Special Meeting to all Shareholders who satisfied the initial requirements described above. This notice will (i) state where the payment demand must be sent and where and when the stock certificates representing the Sand Creek Common Stock must be deposited; (ii) inform Shareholders without certificates to what extent transfers of Sand Creek Common Stock will be restricted after the payment demand is received; (iii) supply a form of payment demand, which date must be not less than thirty nor more than sixty days after the date the dissent notice was delivered to the Shareholder; and (iv) establish a due date (the "Due Date") by which Sand Creek must receive the payment demand. Before the Due Date, a Dissenting Shareholder must deliver the payment demand, certify whether he or she acquired beneficial ownership of the shares before February 11, 1996 and deposit the stock certificates representing his or her shares of Sand Creek Common Stock in accordance with the Notice (the "Response Requirements"). A Dissenting Shareholder who demands payment and deposits his or her stock certificates as required retains all other rights of a Shareholder until such rights are cancelled or modified by the Share Exchange. If a Dissenting Shareholder fails to comply with the Response Requirements prior to the Due Date, the Shareholder forfeits his or her right to dissent. A Shareholder may not dissent as to less than all of his or her beneficially owned shares and a nominee or fiduciary may not dissent on behalf of a beneficial owner as to less than all of the shares of Sand Creek Common Stock held by such nominee or fiduciary for such beneficial owner.

   Except for "after acquired shares", which are discussed below, as soon as the Share Exchange is completed or upon receipt of a payment demand, Sand Creek will pay each dissenting Shareholder who complied with the Response Requirements the amount Sand Creek estimates to be the fair market value of the Sand Creek Common Stock, plus accrued interest. Such amount may be more or less than the value of the consideration received by the Non-Dissenting Shareholders in the Share Exchange. The payment will be accompanied by (i) Sand Creek's most recent annual and interim financial statements; (ii) a Statement of Sand Creek's estimate of the fair value of the Sand Creek Common Stock; (iii) an explanation of how the interest is calculated; and
(iv) a statement of the Dissenting Shareholder's right to demand payment under Section 772 of the MBCA (described below).

   Sand Creek may elect to withhold payment from Dissenting Shareholders who acquired their shares after February 11, 1996 and instead, estimate the fair value of such shares, plus accrued interest, and offer to pay this amount to each Dissenting Shareholder who agrees to accept it in full satisfaction of his or her demand. Sand Creek will send with an offer, a statement of its estimate of the fair value of the shares, an explanation of how interest is calculated, and a statement of the dissenting Shareholders right to demand payment under Section 772 of the MBCA.

   Sand Creek Common Stock acquired after the date of the first announcement to the news media or Sand Creek Shareholders of the terms of the Share Exchange still qualify for dissenters' rights, but the holder of these shares may receive different and somewhat less favorable treatment than those shares acquired before such announcements. Sand Creek, at its election, may withhold payment from a dissenter who holds "after-acquired" shares, at a time when payment to other Shareholders is required. Should Sand Creek elect to withhold payment, Sand Creek, after the Closing Date, will estimate the fair market value of the dissenter's shares plus accrued interest and offer to pay this amount to each dissenter who agrees to accept it in full satisfaction. Along with its offer, Sand Creek will send a statement of its estimate of the [Prospectus, p 20]

fair value of the shares, an
explanation of how accrued interest was calculated, and a statement of the dissenter's right to make a supplemental demand for payment if dissatisfied with the offer.

   Under Section 772 of the MBCA, a Dissenting Shareholder may notify Sand Creek in writing of the Shareholder's own estimate of the fair value of his or her Sand Creek Common Stock, and the amount of interest due, and demand payment of this estimate (less any payment made by Sand Creek to such Shareholder) or reject Sand Creek's offer of payment and demand payment of the fair value of his or her Sand Creek Common Stock, with interest, if (i) the Dissenting Shareholder believes the amount paid or offered is less than the value of his Sand Creek Common Stock or that the interest is improperly calculated, (ii) Sand Creek fails to make payment to a Dissenting Shareholder who held his or her Sand Creek Common Stock prior to February 11, 1996 within 60 days of the Due Date; or (iii) Sand Creek, having failed to consummate the Share Exchange, fails to return the deposited stock certificates within 60 days after the Due Date. The Dissenting Shareholder will lose his right to demand payment unless the demand is submitted in writing within 30 days after Sand Creek pays or offers payment for the shares to the Dissenting Shareholder.

II.  DISSENTERS RIGHTS - Court Proceedings

   If the amount of payment remains unsettled, Sand Creek will, within 60 days after receiving the Dissenting Shareholder's estimate of "fair value", commence a proceeding in the Circuit Court for Lenawee County to determine the fair value of the Dissenting Shareholder's Sand Creek Stock and accrued interest. During the proceeding, the court may appoint an appraiser, whose rights will be governed by the order of appointment, to receive evidence and recommend a decision on the fair value of the Sand Creek Common Stock. All parties to the proceeding will be bound by the Court's judgment as to the fair value of the Sand Creek Common Stock. Each dissenter made a party to the proceeding is entitled to judgment for the amount by which the court determined fair value of the shares plus accrued interest exceeds the amount paid by SCCC or, in the case of after-acquired shares for which payment was not made, the total amount of the fair value plus accrued interest.
If Sand Creek does not timely file the proceeding, it must pay the amount demanded to each Dissenting Shareholder whose demand remains unsettled.

   The Court will determine the costs of an appraisal proceeding and will assess such costs against Sand Creek, except that the Court may assess any portion of such costs against any Dissenting Shareholder who has acted arbitrarily, vexatiously, or not in good faith in demanding payment. The expenses may include reasonable compensation and expenses of experts and attorneys for the respective parties.

   Pursuant to an agreement of the parties, the Court may alternatively appoint a referee to determine the fair value. The referee's compensation shall be agreed upon by the parties and allocated by the court between the parties at the end of the proceeding. In addition to having the power to examine the books and records of Sand Creek, the referee will allow the parties to introduce evidence as to the value of the Sand Creek Common Stock. The referee will then prepare and file a written report for the fair value of the Sand Creek Common Stock held by the Dissenting Shareholders (the "Referee's Report"). Within 45 days of being served a notice of the filing of the Referee's Report, any party may serve written objections to the Referee's Report upon the other party. The court may then hear motions on the Referee's Report and may receive further evidence or adopt, modify, or recommit it to the referee for instructions. Upon adoption of the Referee's Report, judgment will be entered in the same manner as if the action had been tried by a court and will be subject to review in the same manner as any other judgment of the Court.

   The exercise of dissenters' rights under the MBCA may result in a judicial determination that the fair value of a Dissenting
Shareholder's Sand Creek Common Stock is higher or lower than the consideration payable to the non-dissenting Shareholders in connection with the Share Exchange.

III. DISSENTER'S RIGHTS - Other Considerations

   The MBCA provides that, in the absence of fraud or illegality, the right to dissent is the only remedy provided to a Shareholder objecting to the Share Exchange. Sand Creek's obligation to consummate the Share Exchange is subject to the condition that the number of shares of Sand Creek Common Stock held by Dissenting
Shareholders will not exceed 8,251 shares.

[Prospectus, p 21]

   A PROXY OR VOTE AGAINST THE SHARE EXCHANGE WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN OBJECTION FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.
   THE ABOVE SUMMARY OF THE PROVISIONS REGARDING DISSENTERS' RIGHTS UNDER THE MBCA IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF SECTIONS 450.761-450.774 OF THE MBCA. THE TEXT OF SECTION 450.761-450.774 IS
ATTACHED HERETO AS APPENDIX B.

   SHAREHOLDERS OF SAND CREEK INTENDING TO EXERCISE DISSENTERS' RIGHTS ARE URGED TO SEEK THE ADVICE OF COUNSEL. FAILURE TO COMPLY WITH ALL REQUIREMENTS OF SECTIONS 450.761-450.774 OF THE MBCA WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

                         INFORMATION ABOUT SAND CREEK

   Sand Creek is a local exchange telephone company located in Sand Creek, Michigan. Sand Creek was incorporated in 1907 pursuant to Act 129 of Public Acts of 1883 of the State of Michigan. Sand Creek has 4 full-time employees and 1 part-time employee. Sand Creek is not aware of any significant dissatisfaction of its employees with their employment.

I. DESCRIPTION OF SAND CREEK'S BUSINESS

   A. LOCAL TELEPHONE OPERATIONS. Sand Creek is primarily engaged in providing (i) local exchange services; (ii) intra-Local Area Transport Area ("intra-LATA") access services; and (iii) network access services to residential and business customers in Sand Creek's franchise service area in and around Sand Creek, Michigan. Sand Creek operates
approximately 1,117 access lines in its Sand Creek Exchange.    Sand
Creek offers equal access service, which enables customers to access the primary long distance carrier of their choice. Sand Creek serves approximately 1,117 subscribers. Over 90% of the lines are residential lines.

   Sand Creek holds required licenses and franchises to conduct such operations, which licenses and franchises do not have an expiration date. The MPSC has authority to revoke the franchise under Michigan Public Act 179 of 1991, but such revocation would likely be in violation of federal law unless: (i) the MPSC could show very substantial wrongdoing; or (ii) Sand Creek was fully compensated for the fair market value of the franchise rights.

   Sand Creek's local and intrastate operations are regulated by the MPSC. These regulations cover, among other things, local rates, intrastate access charges billed to interexchange and intra-LATA carriers, encumbrance and disposition of utility properties, financing, and various accounting matters. Due to recent changes in statutory law, the MPSC has recently ceased routine regulation of depreciation rates; however, the MPSC may include depreciation rates in any rate decision. The FCC regulates various matters relating to interstate telephone service, including interstate access charges paid by interexchange carriers to the National Exchange Carrier Association ("NECA") access pool, to which Sand Creek belongs. Sand Creek intends to continue to provide local telephone services in the future.

   B. OTHER OPERATIONS. Cass Cellular Limited Partnership was formed in 1990 to manage and account for the interests of Deerfield Telephone Company, Ogden Telephone Company, Sand Creek and Waldron Telephone Company in the cellular operations of Rural Service Area
(RSA) #9. Deerfield Telephone Company transferred its interest in Cass Cellular Limited Partnership to its holding company, D & P Communications, Inc. D & P Communications, Inc., is the sole general partner, and a 22.5% limited partner in Cass Cellular Limited Partnership. RSA #9 is comprised principally of the non-urban southern counties of Michigan. The cellular franchise rights to RSA #9 were awarded to the RSA #9 Limited Partnership by the Federal Communications Commission in 1990. Cass Cellular owns 56% of the partnership interests of RSA #9 Limited Partnership, Century Telephone owns 43% and Ameritech owns the remaining 1%. Cass Cellular's 56% interest in RSA #9 is as a general partner.

   Cass Cellular Limited Partnership usually meets three or four times a year to discuss and approve proposed operational and construction budgets. The partnership does not have any employees, property or activities other than described above. The partnership currently has a $4,100,000 limit of borrowing from St. Paul Bank for Cooperatives.
The partnership believes that additional lines of borrowing are available at comparable rates and terms, if necessary.

[Prospectus, p 22]

   Substantially all of the assets of Cass Cellular Limited Partnership are represented by the investment in Michigan RSA #9. This investment amounted to $1,146,013 and $1,956,177 at December 31, 1993 and 1994, respectively. Revenues of the partnership consist solely of earnings from Michigan RSA #9 and patronage related to the loan from St. Paul Bank for Cooperatives. Expenses consist primarily of loan interest and operational charges for legal and audit fees.

   The current market for cellular services is expected to grow and to generate additional earnings and cash flow for the partnership. However, the partnership does not plan to distribute any earnings in 1995 because of the need to fund debt payments and additional construction. In addition, the partnership is subject to competition from other cellular providers (principally Cellular One) and the emergence of "personal communications services" (PCS) as a viable technology. The principal methods of competition are price and quality of service. It is expected that these competitive forces will continue to make cellular service price sensitive and thereby reduce the ability of Michigan RSA #9 to raise prices.

   In the last quarter of 1995, Sand Creek made from retained earnings an equity investment in Cass Internet, L.L.C., a Michigan Limited Liability Company which will provide Internet access to persons in and around Sand Creek's service area. Currently, persons in and around the service area use long-distance toll calls to access such services. The entity would facilitate access without the necessity of a toll call. The service is projected to be available by the end of the first quarter of 1996. Sand Creek's interest equals 25% of the total equity capital of Cass Internet, L.L.C.

   C. PHYSICAL PROPERTY AND FACILITIES. Sand Creek owns facilities for offices, equipment and remote line switches in and around Sand Creek, Michigan. Sand Creek has approximately 160 route miles of line, serving approximately 60 square miles. During 1994-95, Sand Creek acquired and constructed its office building at 6525 Sand Creek Highway, Sand Creek, Michigan. Sand Creek does not lease any real property or buildings. Currently, there is no material amount of idle or unused property. Sand Creek believes that its central office (switching) and outside plant are in accordance with current industry standards and in good condition. Sand Creek has sufficient capacity to serve its current and potential customers.

   D.   FINANCIAL INFORMATION.

                         Independent Auditor's Report

   We have audited the accompanying balance sheets of Sand Creek Telephone Company, as of December 31, 1994 and 1993, and the statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1994, 1993 and 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sand Creek Telephone Company as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years ended December 31, 1994, 1993 and 1992, in conformity with generally accepted accounting principles.

   As discussed in Note 4 to the financial statements, Sand Creek
Telephone Company changed its method of accounting for income taxes in 1993.
                                                    McCartney and McIntyre, P.C.
                                                                June 21, 1995
                                                   except as to Note 5 as to
                                                   which the date is January
                                                                    22, 1996
                                                                   Okemos, MI

[Prospectus, p 23]

                         Sand Creek Telephone Company
                             Sand Creek, Michigan
                         Consolidated Balance Sheets

                                                                  Unaudited       Unaudited
                       December 31,        December 31,          September 30,  September 30,
                           1994               1993                   1995          1994
ASSETS

Current Assets
 Cash and Cash
  Equivalents           $  598,156        $  828,223             $ 284,250      $  675,301
 Due from sub-
  scribers, net
  of reserve for
  uncollectibles            14,443            22,961                20,084          19,484
 Accounts Receivable
  Primarily inter-
  exchange carriers         68,008            66,312               112,102          55,359
Note Receivable             50,000               -0-                   -0-             -0-
Material and supplies
  Inventory                  6,491            10,920                16,456          23,563
 Equipment held for
  Resale                     9,101             7,466                19,190          12,205
 Prepaid taxes               5,956               -0-               107,064          11,368
 Prepaid expenses            2,840             4,021                 6,972           6,766
TOTAL CURRENT ASSETS     $ 754,995         $ 939,903             $ 566,118      $  804,046

Investments             $  270,678        $  190,824             $ 454,377      $  294,850

Plant, Property
and Equipment
 Plant in Service       $1,730,133        $2,054,025             $2,153,757     $2,073,274
 Plant under
  Construction             179,119             6,720                    -0-        298,325
                        $1,909,252        $2,060,745             $2,153,757     $2,371,599

 Less:
  Accumulated
  Depreciation             280,926           732,505                388,983        830,229
 Net Plant,
  Property and
  Equipment             $1,628,326        $1,328,240             $1,764,774     $1,541,370

TOTAL ASSETS            $2,653,999        $2,458,967             $2,785,269     $2,640,266



              [The rest of this page is intentionally left blank.] [Prospectus, p 24]

                                                           Unaudited           Unaudited
                          December 31,   December 31,     September 30,     September 30,
                             1994         1993               1995             1994

LIABILITIES AND
STOCKHOLDER'S
EQUITY

Current Liabilities
 Accounts Payable
  Primarily inter-
  exchange carriers       $   63,521      $  120,561      $   37,792       $  125,708
 Customer Deposits             3,939           3,961           3,883            5,026
 Current Maturities
  of long-term debt              -0-          32,040             -0-           32,040
 Income tax accrued           97,403          90,160             -0-           48,962
 Other current
  liabilities                  1,915           3,660           4,885              456

TOTAL CURRENT
LIABILITIES               $  166,778      $  250,382      $   46,560       $  212,192


Long-term Debt            $      -0-      $   31,849      $      -0-       $    7,819

Deferred Taxes            $  218,088      $  184,671      $  244,096       $  166,114

TOTAL LIABILITIES         $  384,866      $  466,902      $  290,656       $  386,125

Shareholder's Equity
 Capital Stock
  $10 Par Value
  Authorized 50,000
  Shares; issued and
  Outstanding:
  12/31/94= 41,743 1/3 Shares
  12/31/93= 41,611 2/3 Shares
  09/30/95= 41,299 1/3 Shares
  09/30/94= 41,683 1/3 Shares
                           $  417,433      $  416,117      $  412,993      $  416,833
 Additional Paid-in
  Capital                      48,090          43,889          29,482          48,690
 Retained Earnings          1,803,610       1,532,059       2,052,138       1,788,618

Total Stockholder's
 Equity                    $2,269,133      $1,992,065      $2,494,613      $2,254,141

TOTAL LIABILITIES
 AND STOCKHOLDER'S
 EQUITY                    $2,653,999      $2,458,967      $2,785,269      $2,640,266




The accompanying notes are an integral part of these financial statements.
[Prospectus, p 25]


                            Statements of Cash Flows

                                                                                 Unaudited
                                                                             For the Nine Months
                                      For the Years Ended December            Ended September 30
                                      1994       1993         1992            1995        1994
Operating Activities
Net Income                           $ 354,758  $ 380,587     $ 206,019       $ 289,933  $ 298,022
Adjustments to reconcile net
  income to net cash flows from
  operating activities:
 Provision for losses on accounts
  receivable                            (2,714)     2,602          (509)           -0-         -0-
 Depreciation                          130,685    128,152       101,517         108,056     97,725
 Investment tax credit                  (5,988)    (6,041)       (6,058)         (4,380)    (4,491)
 Cumulative effect of change in
  accounting principle                     -0-    (31,746)          -0-             -0-        -0-
 Provision for deferred taxes           39,405    (15,148)          -0-          30,389    (14,067)
 Gain on sale of land                   (5,730)       -0-           -0-             -0-        -0-
 Partnership earnings                 (129,354)   (37,822)          -0-        (179,199)  (104,026)
Changes in Operating Assets and
  Liabilities:
 Due from subscribers/customers         11,232     (1,935)        1,679          (5,641)     3,477
 Accounts receivable                    (1,696)    (20,905)      (7,452)        (44,094)    10,953
 Inventories                             2,794       7,187      (16,223)        (20,054)   (17,382)
 Prepaid taxes                          (5,956)        -0-        8,312        (101,108)   (11,368)
 Prepaid expenses                        1,181        (422)       1,094          (4,132)    (2,745)
 Accounts payable                      (57,040)    (57,200)      18,933         (25,729)     5,147
 Customer deposits                         (22)        934          622             (56)     1,065
 Income taxes accrued                    7,243      54,967       35,193         (97,403)   (41,198)
 Other current liabilities              (1,745)      1,944         (164)          2,970     (3,204)
   Net Cash Provided By (Used In)
   Operating Activities              $ 337,053   $ 405,154    $ 342,963       $ (50,448) $ 217,908

Investing Activities
Purchase of property,
  plant and equipment                $(480,969)  $ (65,809)   $  (2,049)      $(244,505) $(306,782)
Proceeds from sale of property          10,000         -0-          -0-             -0-        -0-
Proceeds from note receivable              -0-         -0-          -0-          50,000        -0-
Investment in partnership                  -0-      (5,660)      (2,250)         (4,500)       -0-
Distribution from partnership           49,500         -0-          -0-             -0-        -0-
   Net Cash Used in
   Investing Activities              $(421,469)  $ (71,469)     $(4,299)      $(199,005) $(306,782)

Financing Activities
Principal payments on
  long-term debt                     $ (63,889)  $ (33,331)   $ (32,040)      $     -0-  $ (24,030)
Payment of cash dividends              (83,207)    (40,920)     (41,029)        (41,405)   (41,463)
Proceeds from issuance of stock         59,115      68,366       62,207             -0-     59,116
Payment for retirement of stock        (57,670)    (28,143)     (61,975)        (23,048)   (57,671)
   Net Cash Used in Financing
   Activities                        $(145,651)  $ (34,028)   $ (72,837)      $ (64,453) $ (64,048)
Increase (Decrease) in Cash and
 Cash Equivalents                    $(230,067)  $ 299,657    $ 265,827       $(313,906) $(152,922)

Cash and Cash Equivalents -
  Beginning                            828,223     528,566      262,739         598,156    828,223

Cash and Cash Equivalents -
  Ending                             $ 598,156   $ 828,223    $ 528,566       $ 284,250  $ 675,301
The accompanying notes are an integral part of these financial statements.

[Prospectus, p 26]


                              Statements of Income
                                                                     Unaudited
                                                                   For the Nine Months
                           For the Years Ended December            Ended September 30
                             1994       1993      1992             1995    1994
Operating Revenues
Local Services            $ 255,639  $ 273,464 $ 224,152         $ 214,287 $ 190,678
Access Revenue              639,483    627,405   461,020           417,901   414,545
Miscellaneous                61,688     83,380    58,493            56,858    41,958
 Total Operating Revenues $ 956,810  $ 984,249 $ 743,665         $ 689,046 $ 647,181

Operating Expenses
Plant Specific            $ 132,573  $ 149,118 $  98,716         $ 101,496 $  80,712
Plant Non-Specific:
 Network and other            4,266      2,805     3,277            13,646     2,751
 Depreciation               130,685    128,152   101,517           108,056    97,725
Customer Operations         119,247     97,708    90,777            87,593    85,175
Corporate Operations        107,396    101,020    79,486           111,833    64,423
 Total Operating Expenses $ 494,167  $ 478,803 $ 373,773         $ 422,624 $ 330,786

Net Operating Revenue     $ 462,643  $ 505,446 $ 369,892         $ 266,422 $ 316,395

Operating Taxes
Investment Tax Credits-Net$  (5,988) $  (6,041)$  (6,058)        $  (4,380)$  (4,491)
Federal Income Taxes-Current 139,531   160,367    89,320            37,766    74,953
Federal Income Taxes-Deferred 21,338   (15,148)   27,563            30,389   (14,067)
Other Operating Taxes         47,916    44,833    40,278            33,551    35,838
 Total Operating Taxes     $ 202,797 $ 184,011 $ 151,103         $  97,326 $  92,233

Net Operating Income       $ 259,846 $ 321,435 $ 218,789         $ 169,096 $ 224,162

Other Income and Expense
Interest Income               13,754    11,616     6,740             6,770    10,237
Special Charges               (2,449)     (200)   (6,901)           (1,483)      821
Gain on Sale of Land           5,730       -0-       -0-               -0-       -0-
Partnership Earnings         129,354    37,822       -0-           179,199   104,026
Federal Income Taxes
- Non-Operating              (48,657)  (16,809)   (2,292)          (63,229)  (38,849)
Interest and Related Charges  (2,820)   (5,023)  (10,317)             (420)   (2,375)

Net Income Before
Change in Accounting
Principle                 $  354,758  $ 348,841 $ 206,019        $ 289,933 $ 298,022

Cumulative Effect of
Change in Accounting
Principle                        -0-     31,746       -0-              -0-       -0-

Net Income                $  354,758  $ 380,587 $ 206,019        $ 289,933 $ 298,022

Earnings per common share:
 Net income before
 cumulative effect
 of change in accounting
 principle                $     8.58  $    8.56 $   5.08         $    6.98 $    7.22

 Cumulative Effect of
 Change in Accounting
 Principle                        -0-       .78       -0-               -0-      -0-

Net Income Per Common
 Share                     $     8.58  $    9.34$   5.08         $    6.98 $    7.22



The accompanying notes are an integral part of these financial statements.
[Prospectus, p 27]

                  Statement of Changes in Stockholders' Equity
             For the Years Ended December 31, 1992, 1993, and 1994

                                                      Additional               Total
                             Number of     Capital    Paid In   Retained     Stockholders'
                               Shares       Stock     Capital   Earnings      Equity
Balance January 1, 1992      40,578 2/3   $ 405,787 $ 13,764     $ 1,027,402 $ 1,446,953

  Net Income                                                         206,019     206,019
  Capital stock dividend -
    Cash ($1.00 per share)                                           (41,029)    (41,029)
  Capital stock redeemed     (1,690)        (16,900) (45,075)                    (61,975)
Capital stock issued          1,698          16,980   45,227                      62,207

Balance December 31, 1992    40,586 2/3   $ 405,867 $ 13,916     $ 1,192,392 $ 1,612,175

  Net Income                                                         380,587     380,587
  Capital stock dividend -
    Cash ($1.00 per share)                                           (40,920)    (40,920)
  Capital stock redeemed       (740)         (7,400) (20,743)                    (28,143)
  Capital stock issued        1,765          17,650   50,716                      68,366

Balance December 31, 1993    41,611 2/3   $ 416,117 $ 43,889     $ 1,532,059 $ 1,992,065

  Net Income                                                         354,758     354,758
  Capital stock dividend -
    Cash ($2.00 per share)                                           (83,207)    (83,207)
Capital stock redeemed       (1,283 1/3)    (12,834) (44,836)                    (57,670)
Capital stock issued          1,415          14,150   49,037                      63,187
Balance December 31, 1994    41,743 1/3   $ 417,433 $ 48,090     $ 1,803,610 $ 2,269,133

                 Statements of Changes in Stockholders' Equity
             For the Nine Months Ended September 30, 1995 and 1994
                                              Additional                    Total
                           Number of  Capital   Paid In       Retained   Stockholders'
                            Shares    Stock     Capital       Earnings   Equity
Balance January 1, 1995   41,743 1/3 $ 417,433 $ 48,090     $ 1,803,610 $ 2,269,133

  Net Income                                                    289,933     289,933
  Capital stock dividend -
    Cash ($1.00 per share)                                      (41,405)    (41,405)
  Capital stock redeemed    (444)       (4,440) (18,608)                    (23,048)

Balance at Sept. 30, 1995 41,299 1/3 $ 412,993 $ 29,482     $ 2,052,138 $ 2,494,613


Balance at January 1,1994 41,611 2/3 $ 416,117 $ 43,889     $ 1,532,059 $ 1,992,065

  Net Income                                                    298,022     298,022
  Capital stock dividend -
    Cash ($1.00 per share)                                      (41,463)    (41,463)
  Capital stock redeemed (1,343 1/3)   (13,434) (44,237)                    (57,671)
  Capital stock issued    1,415         14,150   49,038                      63,188
Balance at Sept. 30,1994 41,683 1/3  $ 416,833 $ 48,690     $ 1,788,618 $ 2,254,141


The accompanying notes are an integral part of these financial statements.
[Prospectus, p 28]

                  Notes to Financial Statements For the Years
                     Ended December 31, 1994, 1993 and 1992

1. Summary of Significant Accounting Policies

   Sand Creek Telephone Company ("Company") is located in Lenawee County, in the State of Michigan. The Company provides local exchange service and access to the toll network. The Company grants credit to customers, substantially all of whom are local residents. The Company also grants credit to Interexchange Carriers for access to the toll network.

   The Company does not require collateral from either the customers or telecommunications providers. Accordingly, failure to collect on these accounts would result in a direct loss of the amounts uncollected. However, a portion of these losses would be recoverable through the settlement process described below. The Company generally does not hold financial investments with off balance sheet credit risk.

   The accounting records of the Company are maintained in accordance with the Uniform System of Accounts for Class A and B Telephone
Companies prescribed by the Michigan Public Service Commission, which conform to generally accepted accounting principles.

   The reserve for uncollectible accounts was $5,276 for 1994 and $7,990 for 1993, respectively.

   Inventory consists of materials and supplies for additions and maintenance of the telephone plant and telephone equipment held for resale. Inventory is priced at the lower of cost or market on a first-in first-out basis.

   Cash and cash equivalents includes cash and short-term, highly-liquid investments with original maturities of three months or less.

   The Company paid, on a cash basis, interest in the amount of $3,951, $6,230 and $10,317 and income taxes in the amount of $165,000, $125,079 and $52,000 in 1994, 1993 and 1992, respectively. The
Company also exchanged land for stock in the amount of $4,072 in 1994. Other 1994 non-cash investing activities include trade in of equipment for $25,000 and a note receivable from a related party for $50,000 for the sale of land and a building.

   The Company's cash accounts are subject to the FDIC insurance limit of $100,000. In the normal course of business, the Company's cash accounts may exceed this limit. At December 31, 1994, cash account balances exceeded this limit by approximately $50,000.

   The Company provides access services to common (long distance) carriers to access the exchange of the Company. The Company receives settlements for providing access service from the Michigan Exchange Carriers Association (Intrastate) and the National Exchange Carrier Association (Interstate).

   Both access revenues and local service revenues are recognized when earned, regardless of the period in which they are billed.

   The Company recorded true-ups of prior years' estimated access settlements that increased income by $110,806 and $94,205 for 1994 and 1993, respectively, and decreased income by $3,645 in 1992.

2. Plant, Property and Equipment

   Additions to telephone plant and replacements of significant units of property are capitalized at their original cost. When telephone plant is retired, its cost is removed from the asset account and charged against the depreciation reserve together with any related salvage and removal costs. No gains or losses are recognized in connection with routine retirements of depreciable telephone property. [Prospectus, p 29]

   Depreciation is provided under the straight-line method for accounting purposes by the application of rates, based on the estimated service lives of the various classes of depreciable telephone property. Such provisions were equivalent to an annual rate of 7.6%, 6.2% and 5.0% of the average cost of depreciable telephone plant in service for 1994, 1993 and 1992, respectively. Depreciation expense recorded in 1994, 1993 and 1992 was $130,685, $128,152 and
$101,517, respectively.

   The balances of the major classes of plant in service as of December 31 are as follows:

                                       1994           1993
     Land                         $   19,683    $    2,405
     Vehicles                         24,987        24,987
     Work equipment                   57,876        58,397
     Building                         42,832       108,817
     Office furniture and
       equipment                       8,695        14,768
     Computers                        24,272        31,444
     Central office equipment        461,636       734,840
     Paystations                       3,627         3,627
     Buried cable and drops        1,086,525     1,074,740

            Total                 $1,730,133    $2,054,025

3. Long-Term Debt

   The Company had a note payable to the Adrian State Bank for a 15-year term at an interest rate of 7.0% at December 31, 1993. At
December 31, 1993, the balance on this note was $63,889. This balance was repaid in full during 1994.

4. Income Taxes

   For financial reporting purposes, the Company computes federal income tax by applying the statutory rate to all its taxable income.

   Total income tax expense for the years ended December 31, 1994, 1993 and 1992 was allocated as follows:

                                        1994        1993        1992
Income tax expense before
  cumulative effect of change
  in accounting principle              $203,538    $155,987   $113,117
Cumulative effect of change
  in accounting principle                   -0-     (31,746)       -0-
Total income tax expense in
  the statement of income              $203,538    $124,241   $113,117

[Prospectus, p 30]




    Income tax expense attributable to income before the cumulative effect of a change in accounting principle is composed of the following:

                               1994      1993      1992
Federal
  Current                    $182,200  $171,135  $ 85,554
  Deferred                     21,338   (15,148)   27,563

                             $203,538  $155,987  $113,117

    For the years ended December 31, 1994, 1993 and 1992, deferred taxes were provided for certain temporary differences between the book basis and tax basis of assets and liabilities (principally property, plant and equipment due to depreciation differences). Investment tax credits resulting from investments in telephone plant and equipment prior to January 1, 1986, have been deferred and amortized to income over the service lives of the related property.

    The following table reconciles the statutory federal income tax expense to the effective federal income tax benefit.

                                           1994      1993      1992
Federal income tax expense at
  statutory rate of 34%                 $189,821    $171,642   $108,506
Amortization of investment tax credits    (5,988)     (6,041)    (6,058)
Other, net                                19,705      (9,614)    10,669
                                        $203,538    $155,987   $113,117

    The detail of the net deferred tax liability is as follows:

                                        1994        1993
Depreciation                            $150,553    $111,148
Investment tax credits                    67,535      73,523
Total deferred tax liabilities          $218,088    $184,671

    In 1993, the Company elected to adopt Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." SFAS 109 requires an asset and liability approach for financial accounting and reporting of income taxes. The cumulative effect of this change in accounting principle is $31,746 and is presented separately in the statement of income.

5.  Investments

    Investments of $270,678, $190,824 at 1994 and 1993, consist of the Company's basis in Cass Cellular Limited Partnership. This investment represents a 22.5% limited partner interest which is recorded on the equity method. Cass Cellular, in turn, owns approximately 56% of the limited partnership which has the cellular rights for RSA #9, an area along the southern border of Michigan. The difference between the carrying value and the underlying equity in the net assets of Cass Cellular of $141,556 is due primarily to the Company's initial cost to acquire the cellular rights for RSA #9. There is not a readily determinable market price for this investment. However, management believes its value to be at least equivalent to book value based upon historical sales of other cellular properties. [Prospectus, p 31]

    Summarized information of Cass Cellular is as follows:
                                  1994        1993         1992
    Total Assets                 $4,443,000   $2,499,000 $1,576,000
    Total Liabilities             2,308,000    1,373,000    926,000
    Bank Loans                    1,588,000      943,000    693,000
    Partners' Equity                574,000      212,000     48,000
    Net Income                      575,000      154,000     50,000
    Total Revenues                3,477,000    1,859,000    623,000
    Total Expenses                2,311,000    1,469,000    437,000
    Interest Expense                 68,000       75,000     36,000

6.  Retirement Plan

    During 1994 the Company established a cash or deferred arrangement (401(K) plan) which is available to all employees of the Company. During 1994 the Company contributed 10% of each employee's salary to the plan which amounted to $15,108. During 1993 and 1992 the Company contributed an amount equal to 10% of each employees wages into an Individual Retirement Account (IRA) for the employee. The amount of expense recognized for the years ended December 31, 1993 and 1992, under this arrangement was $12,355 and $10,992, respectively.

7.  Commitments

    The Company has a purchase commitment of approximately $179,000 for the construction of a new office building. Construction on this building was completed in March of 1995.

8.  Reclassification

    Certain account balances have been reclassified to conform to current account classifications.

                  Notes to Financial Statements for Nine-Month
            Periods Ending September 30, 1994 and September 30, 1995

1.  General

    It is the opinion of management that these unaudited financial statements, as of September 30, 1995 and 1994, and for the nine months ended September 30, 1995 and 1994, include all required, material adjustments which are necessary for a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature. All material intercompany items have been eliminated.

2.  Accounting Changes

    SFAS 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions", became effective during the first quarter of 1995. SFAS 106 requires the accrual of certain postretirement benefits during the years that the employee performs service rather than a "pay-as-you-go" approach. The effect of this statement is not material to Sand Creek's financial statements. Therefore, no adjustment has been recorded.

[Prospectus, p 32]


II. SAND CREEK'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This discussion and analysis of Sand Creek Telephone Company's financial condition and results of operations should be read in conjunction with the financial statements of Sand Creek Telephone
Company included above.

Background

As shown in the statements above, Sand Creek derives its revenues from providing (i) local telephone service, (ii) network access services, and (iii) other related services. Local service revenues are derived from providing regulated local exchange telephone services in Sand Creek's licensed service area and other deregulated customer services. Network access revenues relate to services provided by Sand Creek to interexchange carriers (which provide intrastate and interstate long-distance services) in connection with the completion of long-distance telephone calls. Interstate network access revenues are received by Sand Creek through a pooling arrangement administered by the National Exchange Carrier Association (NECA), which receives access charges billed by Sand Creek and other participating local exchange carriers to interstate long-distance carriers for their use of the local network to complete long-distance calls. The charges to the long-distance carriers are based on tariffed access rates that are filed by NECA on behalf of Sand Creek and other participating local exchange carriers and that are subject to FCC approval. Sand Creek derives intrastate network access revenues through a pooling arrangement administered by the Michigan Exchange Carriers Association (MECA). Sand Creek's other revenues primarily consist of billing and collection services for interexchange carriers and directory revenues.

Nine Months Ended September 30, 1995 Compared to Nine Months Ended September 30, 1994

Results of Operations

Net income for the nine months ended September 30, 1995 decreased by approximately $8,000 from net income for the nine months ended September 30, 1994. An increase in operating revenues of approximately $42,000 was offset by an increase in operating expenses of $92,000, resulting in a reduction of net operating revenue of approximately $50,000. Operating taxes increased approximately $5,000. Non-operating income taxes increased approximately $24,000 as a result of the increase in partnership earnings of $75,000. Additionally, interest income was approximately $4,000 less due to lower amounts of cash on deposit.

Operating Revenues and Expenses. Local service revenues increased by approximately $23,000 primarily due to higher levels of deregulated sales in 1995 (cellular equipment sales and commissions.) Rates charged for local service regulated by the MPSC did not change.
Access revenue increased $4,000. Access revenue is based on a rate of return for the cost of providing access to the toll network. The final settlement amounts take several years to determine. In the interim, estimates are booked and true-ups recorded based upon a change in estimate or the final access revenue settlement. It should be noted that the interstate pool is experiencing excess earnings which may require reductions to revenues which have been received to date. Based on information available, management anticipates any such reduction will be less than $10,000.
Miscellaneous revenue increased approximately $15,000 due primarily to higher billing and collection revenues.

Operating expenses increased by approximately $92,000. This includes an increase in depreciation of about $10,000 due to several factors including the implementation of revised rates which more closely reflect the remaining useful lives of plant assets, the addition of the new office building and the retirement of the old switching equipment. The corporate operations increase reflects additional professional fees of approximately $36,000 which relate to the planned reorganization. The additional increase in corporate operations of $12,000, as well as, the increase in plant specific operations of $21,000, plant non-specific operations of $11,000, and customer operations of $2,000 are the result of increased compensation levels.
[Prospectus, p 33]

Taxes. Operating taxes are up approximately $5,000 which includes an increase in federal income taxes accrued of $7,000 primarily caused by true-ups of prior year estimates which is offset by a reduction of other operating taxes in the amount of $2,000. Additionally, the difference in the allocation between current and deferred federal income tax expense is due to the addition of the new switch in late 1994 and the new building in 1995. Adjustments to prior federal tax accruals are the primary reconciling factor between the statutory and effective federal tax rates. Non-operating federal income tax is up approximately $24,000 due to higher levels of partnership earnings.

Partnership Earnings. Partnership earnings increased approximately $75,000 due to the improved performance of Sand Creek's investment in Cass Cellular Limited Partnership of which they hold a 22.5% interest as a limited partner. Cass Cellular provides cellular telephone service in an area along the Southern border of Michigan. This is a key traffic corridor experiencing substantial roaming traffic. It is anticipated that Cass Cellular will experience continued growth in revenue and profits. However, Cass Cellular is subject to competition from other cellular providers and the emergence of personal communications services as a viable technology.

Interest Expense. The reduction in interest expense is due to the pay-off of the bank loan.


Year Ended December 31, 1994 Compared to Year Ended December 31, 1993


Results of Operations

Net income before cumulative effect of a change in accounting principle during 1994 increased $6,000 to $355,000 from $349,000 in 1993. Net operating revenue was down $43,000 while federal income taxes and other operating taxes were up $51,000. This was offset by partnership earnings that were up $92,000 and other income, principally an increase of approximately $2,000 in interest income plus approximately $6,000 gain on sale of land, less interest and other expenses were up $8,000.

Net income for the year ended December 31, 1993 includes approximately $32,000 that represents the cumulative effect of a change in accounting principle related to the adoption of Statement of Financial Accounting Standards No. 109("SFAS 109"), "Accounting for Income Taxes." SFAS 109 required a change from the deferred accounting method required under Accounting Principles Board Opinion No. 11 to an asset and liability approach for financial accounting and reporting for income taxes.

Operating Revenues and Expenses. Revenues decreased approximately $27,000 in 1994 compared to 1993. Local service revenue decreased $18,000 due to less sales of deregulated items (e.g. telephones and related equipment). Rates for local service regulated by the MPSC did not change. Access revenue is based on a rate of return for the cost of providing access to the toll network. The final settlement amounts take several years to finalize. In the interim, estimates are booked and true-ups recorded based upon a change in estimate or the final access revenue settlement. Access revenues increased $12,000 in 1994 compared to 1993 due to increased revenues of approximately $6,000 from true-ups of prior years' settlements and increased minutes of use resulting in increased revenues of approximately $6,000 from settlements from both the interstate and intrastate access pools. Miscellaneous revenue decreased $21,000 from 1994 to 1993 due to $6,000 less directory advertising, $5,000 less billing and collection revenue and $10,000 less other operating revenue.

Operating expenses increased approximately $15,000 for the year ended December 31, 1994 compared to the year ended December 31, 1993. This increase was primarily the result of a $15,000 decrease in plant specific which is primarily the cost of plant maintenance and a $28,000 increase in customer and corporate operations costs due to more time spent and an increase in payroll costs.

Depreciation increased approximately $3,000 from $128,000 to $131,000. Depreciation rates used in 1993 and 1994 remained constant and there was only a minor change in the balance in plant in service until the fourth quarter of 1994.

[Prospectus, p 34]

Interest Expense. Interest expense decreased by $2,000 in 1994 compared to 1993 as a result of reduced amounts in average debt outstanding.

Federal Income Tax Expense. Federal income tax expense, without consideration of the cumulative effect of the implementation of SFAS 109, increased $48,000. This is due principally to increased taxes of approximately $18,000 due to higher levels of taxable income and approximately $30,000 of adjustments to previously booked income tax accruals.

See previous discussion regarding the implementation of SFAS 109 for additional information on this accounting change.

Inflation. The effects of increased costs are mitigated by the ability to recover such costs through the rate-making process for local services or through recovery from NECA or MECA through the pooling process. Although the State of Michigan no longer monitors rate of return, a process does exist that would permit Sand Creek to apply for rate increases if this was deemed necessary.

Liquidity and Capital Resources

During 1994 and 1993, Sand Creek's primary source of funds were cash flows provided by operating activities.

Net cash provided by operating activities for 1994 and 1993 were $337,000 and $405,000 respectively. For additional information, see "Results of Operations."

Net cash used in investing activities was $421,000 in 1994 compared to $71,000 in 1993. The majority of this increase of $350,000 was due to an increase in expenditures for plant, land and equipment of $415,000, net of a $50,000 distribution from the Company's interest in Cass Cellular Limited Partnership.

Net cash used in financing activities increased $112,000 in 1994 to $146,000 from $34,000 in 1993. This increase resulted from a decrease in net cash provided by stock sales of $39,000 augmented by an increase in principal payments on long-term debt of $31,000 and an increase of $42,000 in the amount of dividends paid.

Sand Creek's known capital expenditures for the next 12 months and beyond are approximately $191,500. These expenditures for 1995 included fiber cable ($8,500) and buried drops and cable ($4,000). For 1996, the capital expenditures include central office upgrades ($60,000), outside electronics ($35,000), fiber cable ($80,000) and outside drops and cable ($4,000). The expected source of future capital for such expenditures is cash on hand and cash flow from operations and investments. Management believes that Sand Creek's liquidity is adequate to meet its projected capital and other needs for the next twelve months and beyond. There is currently no projected need for cash that would require borrowing from outside sources.

Accounting Changes. SFAS 106, "Employer's Accounting for Postretirement Benefits Other than Pensions" became effective for Sand Creek during the first quarter of 1995. SFAS 106 requires the accrual of certain benefits during the years that the employee performs the service rather than a "pay-as-you-go" approach. The effect of this statement was not material to Sand Creek's financial statements.

Year Ended December 31, 1993 Compared to Year Ended December 31, 1992

Results of Operations

Net income before cumulative effect of a change in accounting principle during 1993 increased $143,000 to $349,000 from $206,000 in 1992. An increase in net operating revenue of $135,000 was recorded while federal income taxes and other operating taxes were up $47,000. This was offset by partnership earnings of $38,000 and an increase in other income, less interest and other expenses of $17,000. [Prospectus, p 35]

Operating Revenues and Expenses. Revenues increased approximately $241,000 in 1993 compared to 1992. Local service revenue increased $50,000 primarily due to increased sales of deregulated equipment (telephones and related equipment). Rates for local service regulated by the MPSC did not change. Access and toll revenues increased
$166,000 in 1993 compared to 1992 primarily due to a $98,000 adjustment to estimated prior years settlements and increased minutes of use resulting in an increase of approximately $68,000 in settlements from both the interstate and intrastate access pools. Access revenue is based on a rate of return for the cost of providing access to the toll network. The final settlement amounts take several years to finalize. In the interim, estimates are booked and true-ups recorded based upon a change in estimate or the final access revenue settlement. Miscellaneous revenue increased $25,000 due primarily to increased billing and collection revenue.

Operating expenses, exclusive of depreciation, increased approximately $78,000 for the year ended December 31, 1993 compared to the year ended December 31, 1992. This increase was primarily the result of $58,000 of additional deregulated expense, and $12,000 of additional customer service cost and $8,000 of additional accounting cost.

Depreciation increased approximately $27,000 primarily as a result of increased plant in service.

Interest Expense. Interest expense decreased by $5,000 to $5,000 in 1993 as a result of reduced amounts in debt outstanding.

Income Tax Expense. Income tax expense increased $43,000 of which approximately $63,000 is due principally to higher levels of taxable income which was offset by approximately $20,000 of reductions of prior years tax accruals.

Inflation. The effects of increased costs are mitigated by the ability to recover such costs through the rate-making process for local services or through recovery from NECA or MECA through the pooling process. Although the State of Michigan no longer monitors rate of return, a process does exist that would permit Sand Creek to apply for rate increases if this was deemed necessary.

Liquidity and Capital Resources

During 1993 and 1992, Sand Creek's primary source of funds were cash flows provided by operating activities.

Net cash provided by operating activities for 1993 and 1992 was $405,000 and $343,000 respectively. For additional information, see "Results of Operations."

Net cash used in investing activities was $71,000 in 1993 compared to $4,000 in 1992. This increase of $67,000 was due primarily to an increase in expenditures for property, plant and equipment.

Net cash used in financing activities decreased $39,000 in 1993 to $34,000 from $73,000 in 1992. This decrease resulted primarily from a decrease in net cash provided by stock sales.

Accounting Changes. See "Year Ended December 31, 1994 Compared to Year Ended December 31, 1993 - Accounting Changes."

This discussion and analysis of Sand Creek's financial condition and results of operations should be read in conjunction with the financial statements of Sand Creek included elsewhere herein.
[Prospectus, p 36]



III.     SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT.

    As of the date hereof, there were outstanding 41,259 1/3 shares of Sand Creek Common Stock, $10 par value, the only class of capital stock of Sand Creek. The following table shows the number of shares of Sand Creek Common Stock owned of record or beneficially as of the date hereof by (i) each person known by Sand Creek to own beneficially 5% or more of the outstanding Sand Creek Common Stock; (ii) each of Sand Creek's directors and executive officers; and (iii) all directors and executive officers of Sand Creek as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

                                               Amount and Nature
    Name of                                    of Beneficial
Beneficial Owner*         Address                 Ownership            Percent
Irene M. or Douglas     708 N. Main St.            3,200               7.7%
Clapper                 Adrian, MI

Robert E. Hinsdale      4732 Livesay Road          1,494               3.6
                        Sand Creek, MI

Gustav A. Leu           6254 Demings Lake Road       780               1.9
                        Sand Creek, MI

Lawrence Wilt           2545 Harwood Road            680               1.6
                        Sand Creek, MI

Richard Simpkins        5475 Bryant Road             130               0.3
                        Sand Creek, MI

Harvey Souders**        3464 W. Carleton Road        520               1.3
                        Adrian, MI

Margie M. Gallatin      P.O. Box 24                  219.33            0.5
                        Sand Creek, MI

Directors and Executive                            3,823.33            9.3%
  Officers as a Group
_______________________

* The shares shown in the table include all shares the named shareholders may be deemed to own beneficially, including shares held by spouses, minor children, relatives sharing the home of such shareholder, entities controlled by such shareholder, or trusts of which such persons are trustees or beneficiaries.

** Deemed pursuant to Rule 13d-3 of the Exchange Act of 1934 to be the beneficial owner of shares owned by Sand Creek Community Church.

IV. MANAGEMENT

    The names, addresses, ages and principal occupations of the directors and executive officers of Sand Creek are as follows:

    Robert E. Hinsdale, 4732 Livesay Road, Sand Creek, Michigan, 71, has been a Director since 1953. His current term ends in 1998. He is retired. He has since 1986 been and currently is the President of Sand Creek, and the President and a Director of SCCC, and an officer of Sand Creek Community Church.
[Prospectus, p 37]

    Gustav Leu, 6254 Demings Lake Road, Clayton, Michigan, 77, has been a Director since 1977. His current term ends in 1997. He is a retired printer. He has since 1990 been and currently is the Secretary of Sand Creek. He is a Director and Secretary of SCCC.

    Lawrence A. Wilt, 2545 Harwood Road, Sand Creek, Michigan, 57, has been a Director since 1984. His current term ends in 1997. He is a farmer/dairy operator. He has since 1986 been and currently is the Vice President of Sand Creek. He is a Director and Vice President of SCCC.

    Richard Simpkins, 5475 Bryant Road, Sand Creek, Michigan, 43, has been a Director since 1991. His current term ends in 1996. He is a farmer and a mechanic. He is also a Director of SCCC.

    Harvey F. Souders, 3464 W. Carleton Road, Adrian, Michigan, 52, has been a Director since 1995. His current term ends in 1998. He is a Vice President of Bank of Lenawee. He is also a Director of SCCC and the President of Sand Creek Community School.

    Margie M. Gallatin, P.O. Box 24, Sand Creek, Michigan, 51, has since 1991 been and currently is the Treasurer of Sand Creek. She is the General Office Manager for Sand Creek. She is the Treasurer of SCCC.

Each Director was paid fees of $1,250.00 during 1994.

                   SUMMARY COMPENSATION TABLE
                                              Other Annual        Total
Name/Position          Year      Salary       Compensation        Compensation
Robert E. Hinsdale     1994      $ 4,158      $ 1,250             $ 5,408
President/Director     1993        4,158        1,250               5,408
                       1992        4,158        1,250               5,408

Gustav Leu             1994      $ 4,158      $ 1,250             $ 5,408
Secretary/Director     1993        4,158        1,250               5,408
                       1992        4,158        1,250               5,408

Lawrence A. Wilt       1994      $   -0-      $ 1,250             $ 1,250
Vice President/Director1993          -0-        1,250               1,250
                       1992          -0-        1,250               1,250

Margie Gallatin        1994      $42,587      $   -0-             $42,587
Treasurer              1993       31,871        4,515              36,386
                       1992       30,354        4,300              34,654


Neil Pearcy            1994      $47,525      $   -0-             $47,525
Plant Manager          1993       40,233        5,699              45,923
                       1992       38,317        5,428              43,715

John Griffith          1994      $37,648      $   -0-             $37,648
Assistant Plant Manager1993       31,871        4,615              36,486
                       1992       30,354        4,300              34,654

[Prospectus, p 38]

V.  LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The MBCA permits Michigan corporations to limit the personal liability of directors for the breach of their fiduciary duty. Sand Creek's Articles of Incorporation provide, consistent with the MCBA, that a director of Sand Creek shall not be personally liable to Sand Creek or its Shareholders for monetary damages for breach of the director's fiduciary duty. However, it does not eliminate or limit the liability of a director for any of the following: (1) a breach of the director's duty of loyalty to Sand Creek or its Shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) unlawful loans to directors, officers and employees; (4) a transaction from which the director derives an improper personal benefit; and (5) an act or omission occurring before the effective date of the provision limiting liability. As a result of the inclusion of such a provision, Shareholders of Sand Creek may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to Shareholders in any particular case, Shareholders may not have any effective remedy against the challenged conduct. The MBCA also permits Michigan corporations to indemnify directors and officers for expenses incurred as a result of a proceeding brought against a person by reason of the fact that such person is or was an officer and/or director, provided that specified standards are satisfied. Sand Creek Bylaws authorize indemnification of officers and directors. Sand Creek believes that such indemnification will assist Sand Creek in continuing to attract and retain talented directors and officers in light of the growing risk of litigation directed against directors and officers of corporations.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling Sand Creek pursuant to the foregoing provisions, Sand Creek has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

VI. LEGAL PROCEEDINGS

    Other than ordinary, routine litigation incidental to its business, Sand Creek is not involved any material pending litigation.

VII.     DIVIDENDS ON AND MARKET PRICES OF SAND CREEK COMMON STOCK

    No established trading market exists with respect to shares of Sand Creek Common Stock. As of the date hereof, there were 153 holders of Sand Creek Common Stock. There are occasional direct sales by Sand Creek Shareholders of which the management of Sand Creek is aware. From January 1, 1993 through the date hereof there were, so far as Sand Creek management knows, 86 sales of the Common Stock of Sand Creek. These sales involved 5,747.33 shares. The prices were reported to management in each of these transactions. During this period, the highest reported price paid for Sand Creek stock was $58.00 per share, and the lowest price was $36.66 per share. The following is a summary of all known transfers by sale since January 1, 1993.

[Prospectus, p 39]


                           Number of        Number of     High       Low
Date                         Sales          Shares        Price     Price
1993:
    First Quarter            2              390            $36.66    $36.66
    Second Quarter           20             963            $36.66    $36.66
    Third Quarter           -0-             -0-            $  -0-    $  -0-
    Fourth Quarter           35           1,152            $40.72    $40.72
1994:
    First Quarter             8           1,473.33         $40.72    $40.72
    Second Quarter            8             485            $40.72    $40.72
    Third Quarter             9             800            $50.00    $50.00
    Fourth Quarter          -0-             -0-            $  -0-    $  -0-
1995:
    First Quarter             1             230            $50.00    $50.00
    Second Quarter            1             108            $50.00    $50.00
    Third Quarter             1             106            $58.00    $58.00
    Fourth Quarter            1              40            $58.00    $58.00

Latest Available Information:                              $58.00*   $58.00*

* Price set by Board of Directors for purchases and sales by Sand Creek after June 1, 1995, pursuant to Sand Creek Common Stock
Transfer Policies.

    Sand Creek declared and paid per share cash dividends with respect to Sand Creek Stock as follows since December 31, 1992:


         Date                Amount per Share
         June 1, 1993                  $1.00
         June 1, 1994                  $1.00
         December 20, 1994             $1.00
         June 1, 1995                  $1.00
         December 8, 1995              $1.00



VIII - CASS CELLULAR LIMITED PARTNERSHIP FINANCIAL STATEMENTS:

     Sand Creek has a limited partnership interest in Cass Cellular Limited Partnership. The following are the audited financial statements for Cass Cellular Limited Partnership.

General and Limited Partners
Cass Cellular Limited Partnership
Petersburg, Michigan

                          1994
                   Independent Auditor's Report

We have audited the accompanying consolidated balance sheet of Cass Cellular Limited Partnership as of December 31, 1994, and the related statements of income, partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material
[Prospectus, p 40]

misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our report dated March 13, 1995, we expressed an opinion that the 1994 financial statements did not fairly present financial position, results of operations and cash flows in conformity with generally accepted accounting principles because those financial statements did not contain the consolidation of a majority owned partnership. The partnership has restated its 1994 financial statements to conform with generally accepted accounting principles by consolidating all majority owned entities. Accordingly, our present opinion on the 1994 financial statements, as presented herein, is different from that expressed in our previous report.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cass Cellular Limited Partnership at December 31, 1994 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                              McCartney and McIntyre, P.C.
                                                         December 16, 1995
                                                          Okemos, Michigan

                   CASS CELLULAR LIMITED PARTNERSHIP

Consolidated Balance Sheet As of December 31, 1994
ASSETS

Current Assets
     Cash and Cash Equivalents                      $  198,741
     Accounts Receivable
       Customers, net of allowance
       for bad debts of $19,000                        248,186
     Other                                             354,331
     Affiliates                                        836,432
     Other Current Assets                               13,757

          Total Current Assets                      $1,651,447

Noncurrent Assets
     St. Paul Bank - Class C Stock                  $   26,285
     Allocated Patronage-St. Paul Bank                  16,029

          Total Noncurrent Assets                   $   42,314

Property and Plant

     Plant in Service                               $2,784,599
     Plant under Construction                          444,113
          Total Plant                               $3,228,712
     Less Accumulated Depreciation                  $ (479,363)

          Net Property and Plant                    $2,749,349

Total Assets                                        $4,443,110
[Prospectus, p 41]

LIABILITIES AND PARTNERS' EQUITY
Current Liabilities

     Accounts Payable
       Construction                                 $  191,250
       Trade                                           329,788
     Deposits and Prepayments                           17,601
     Advance Billings                                   63,841
     Accrued Expenses                                  117,820
     Current Portion - Bank Loan                       356,000

           Total Current Liabilities                $1,076,300

Noncurrent Liabilities

     Bank Loan, net of Current Portion              $1,232,077

Total Liabilities                                   $2,308,377

Minority Interest                                   $1,560,862

Partners' Equity                                    $  573,871

Total Liabilities And Partners' Equity              $4,443,110



The accompanying notes are an integral part of these financial statements.
[Prospectus, p 42]

                        CASS CELLULAR LIMITED PARTNERSHIP

Consolidated Statement of Income For the Year Ended December 31, 1994
Revenues

     Cellular Services                          $3,437,873
     Equipment Sales                                25,370
     Patronage                                      13,593

            Total Revenues                      $3,476,836

Expenses

      Cost of Goods Sold                        $   16,832
      Operating                                    850,933
      General and Administrative                   464,158
      Sales and Marketing                          721,566
      Depreciation                                 257,645

            Total Expenses                      $2,311,134

            Operating Income                    $1,165,702


Other Income (Expense)

     Interest, Net                              $  (68,138)
     Other                                          12,832
         Income Before Minority Interest        $1,110,396

Minority Interest                               $ (535,491)

         Net Income                             $  574,905


The accompanying notes are an integral part of these financial statements.
[Prospectus, p 43]

                     CASS CELLULAR LIMITED PARTNERSHIP

Consolidated Statement of Partners' Equity
For The Year Ended December 31, 1994

               Gen Ptr             Limited Partners

                                         Ogden     Sand Cr  Waldron
           Total     D&P Comm  D&P Comm  Tel Co    Tel Co   Tel Co
           100%      10%       22-1/2%   22-1/2%   22-1/2%  22-1/2%
Balance at
01-01-94   $212,216  $ 21,894  $ 49,268  $ 49,268  $ 45,893  $ 45,893

Contri-
butions    $  6,750                                $  3,375  $  3,375

Distri-
butions    (220,000)  (22,000)  (49,500)  (49,500)  (49,500)  (49,500)

Alloca-
tion of
Partner-
ship
Income      574,905    57,489   129,354   129,354   129,354   129,354

Balance at
12-31-94   $573,871  $ 57,383   $129,122  $129,122  $129,122 $129,122

The accompanying notes are an integral part of these financial statements.
[Prospectus, p 44]

                    CASS CELLULAR LIMITED PARTNERSHIP

                   Consolidated Statement of Cash Flows
                   For the Year Ended December 31, 1994
Operations

Net Income                               $   574,905
Non-Cash Items
  Minority Interest                          535,491
  Depreciation                               257,645
  Allocated patronage                         (9,515)
Operating Accounts
  Accounts Rec. - Customers                 (113,854)
  Accounts Rec. - Affiliates                (378,251)
  Accounts Rec. - Other,
   and Other Current Assets                 (187,717)
  Accounts Payable Trade                     135,369
  Advance Payments and
   Deposits                                   35,039
  Accrued Expenses                            43,229

    Cash Provided By Operations          $   892,341

Investing

Purchases of Plant                       $(1,234,905)
Investment in Class C Stock                  (10,731)
    Cash Used In Investing
     Activities                          $(1,245,636)

Financing

Loan Proceeds                            $   644,784
Partner and Minority
 Interest Distributions                     (552,850)
Partner and Minority
 Interest Contributions                      450,550

     Cash Provided By
      Financing Activities               $   542,484

Increase in Cash                         $   189,189

Cash and Cash Equivalents
 Beginning of Year                             9,552

Cash and Cash Equivalents
 End of Year                             $   198,741

The accompanying notes are an integral part of these financial statements.
[Prospectus, p 45]

                      CASS CELLULAR LIMITED PARTNERSHIP

                        Notes to Financial Statements

1.   Summary of Accounting Policies

     General

     Cass Cellular Limited Partnership was formed to invest in and manage the cellular rights of its partners in the Rural Service Area
(RSA) #9 cellular territory, which consists primarily of the lower tier of counties within the State of Michigan.

     The partnership members are as follows:
     D & P Communications, Inc.
          As General Partner                                 10.0%
          As Limited Partner                                 22.5%
          Ogden Telephone Company - As Limited Partner       22.5%
          Sand Creek Telephone Company - As Limited Partner  22.5%
          Waldron Telephone Company - As Limited Partner     22.5%

                      Total                                 100.0%

     Investment in RSA #9

     The Partnership owns 55.62% of Michigan RSA #9 Limited
Partnership (RSA #9). RSA #9 provides cellular service within the service area determined by the Federal Communications Commission. The results of RSA #9 have been consolidated within these financial statements. All material inter-partnership transactions have been eliminated.

     RSA #9 is operated by Century Cellunet, Inc., a wholly-owned subsidiary of Century Telephone Enterprises, Inc. Century Cellunet also owns 43.38 % of RSA #9. The remaining 1% is owned by Ameritech.

     Currently, there are nine sites operational within the cellular service area. In addition, the members of RSA #9 have approved additional sites to be constructed during 1995. The construction costs for these sites along with additional equipment for existing sites are expected to approximate $2,485,000. Cass Cellular's portion of these costs would be approximately $1,382,000. These amounts will be funded principally through additional borrowings.

     Income Taxes

     No federal income effects of partnership activities are reflected in the financial statements because such taxes are the responsibility of the individual partners of Cass Cellular.

     Cash Flows

     For cash flow purposes, cash and cash equivalents consists of demand deposits and items with maturities of less than three months. For the year ended December 31, 1994, Cass Cellular Limited
Partnership paid cash for interest of $78,861.

     Depreciation

     Depreciation on fixed assets is calculated on the straight-line method over the estimated useful lives of the assets, which range between seven and fifteen years.
[Prospectus, p 46]

2.   Class C Stock

     Class C stock represents amounts purchased from The St. Paul Bank for Cooperatives as a condition of obtaining financing (see Note 3). The stock is recorded at cost. There is no established market value for the stock; however, management believes that based upon an evaluation of the underlying assets, that the redemption value is at least equal to cost. This stock is not redeemable during the life of the loan and is, therefore, classified as noncurrent.

3.   Loans Payable

     Loans payable represent amounts advanced by The St. Paul Bank for Cooperatives under a $1,600,000 note. Unadvanced funds under this note are $11,923 at December 31, 1994. This note bears interest at a variable rate (9.7% at December 31, 1994).

     In March of 1995, Cass Cellular Limited Partnership negotiated an increase in this loan of $2,500,000, for a total loan of $4,100,000. Payments are scheduled to begin quarterly in 1995. The loan matures on December 31, 2001, with any unpaid principal due at that time. Principal payments for the next five years, adjusted for the additional borrowing described above, are approximately as follows

                1995                 $356,000
                1996                  391,000
                1997                  430,000
                1998                  473,000
                1999                  521,000

     The loan contains certain covenants which, among other things, restricts distributions to the partners and mandates certain financial ratios. In addition, substantially all assets of the Partnership are pledged as collateral for the loans.

4.   Concentration of Cash

     At December 31, 1994, the Partnership had cash balances of $98,741, on deposit with a local bank, in excess of Federal insurance limits.

5.   Concentration of Credit Risk

     The Partnership, through the operations of RSA #9, grants credit to customers, substantially all of whom live in the service area of RSA # 9. The operating partnership usually performs credit checks and other procedures before the granting of credit for service. However, in the event of uncollectibility of accounts, there would be a direct write-off to operations.

     Accounts receivable - affiliates represents amounts due to the RSA # 9 partnership by entities associated with Century Cellunet, Inc. (principally other subsidiaries of Century Telephone Enterprises, Inc., parent of Century Cellunet, Inc.). This amount is settled periodically. Accordingly, the Partnership considers this amount to be fully collectable.

     Accounts Receivable - Other is primarily amounts due from other telecommunications providers for either roaming charges or from interexchange carriers for access charges.

6.   Property, Plant and Equipment

     Components of Property, Plant and Equipment at December 31, 1994 were as follows
[Prospectus, p 47]

     Land and Land Improvements                   $  444,343
     Buildings, Towers and Antennas                1,034,700
     Radio Frequency Equipment                     1,184,591
     Other Equipment                                 120,965
     Construction in Progress                        444,113
          Total Property, Plant and Equipment     $3,228,712
     Less Accumulated Depreciation                  (479,363)
          Net Property, Plant and Equipment       $2,749,349

7.   Related Party Transactions

     In performing the duties of operating the cellular system, Century Cellunet and its affiliates were paid $373,718 for expenses incurred on behalf of RSA #9, as stipulated in that partnership agreement. In addition, the RSA # 9 partnership earned $25,000 of interest on pooled amounts maintained by the operator, Century Cellunet, Inc. This amount is netted against interest expense in the statement of operations.

     Included in accounts receivable - customers at December 31, 1994 is $193,000 of amounts receivable from Century Cellunet affiliates whose customers have used the RSA # 9 cellular system. Included in accounts payable - trade at December 31, 1994 is $58,000 of amounts owed Century Cellunet affiliates related to RSA # 9 customers' use of affiliates' cellular system.

        [The remainder of this page is intentionally left blank.]
[Prospectus, p 48]

                Cass Cellular Limited Partnership
                   Consolidated Balance Sheet
                 As of December 31, 1993 and 1992

                             ASSETS

                                  Unaudited         Unaudited
                                    1993              1992
Current Assets
 Cash and Cash Equivalents      $   10,000         $    14,000
 Accounts Receivable:
  Customers, net of allowance
  of bad debt of $15,000 and
  $1,000 at Dec. 31, 1993 and
  1992                             134,000             172,000
 Other                             173,000                -0-
 Affiliates                        458,000                -0-
 Other Current Assets                8,000               9,000

    Total Current Assets        $  783,000          $  195,000

Noncurrent Assets
 St. Paul Bank - Class C Stock  $   16,000          $    7,000
 Allocated Patronage -
   St. Paul Bank                     7,000               1,000

    Total Noncurrent Assets     $   23,000          $    8,000

Net Property and Plant          $1,693,000          $1,373,000

    Total Assets                $2,499,000          $1,576,000

           LIABILITIES AND PARTNERS' EQUITY

                               Unaudited          Unaudited
                                 1993               1992
Current Liabilities
 Accounts Payable
   Construction                $   114,000        $    47,000
   Trade                           194,000            138,000
 Deposits and Prepayments           19,000
 Advanced Billings                  33,000             14,000
 Accrued Expenses                   75,000             34,000

    Total Current Liabilities      430,000            233,000

Noncurrent Liabilities
 Bank Loan                     $   943,000        $   693,000

    Total Liabilities          $ 1,373,000        $   926,000

Minority Interest              $   914,000        $   602,000
Partners' Equity               $   212,000        $    48,000

    Total Liabilities and
    Partners' Equity           $ 2,499,000        $ 1,576,000

See notes to these financial statements.
[Prospectus, p 49]

      Cass Cellular Limited Partnership
      Consolidated Statements Of Income
      For The Years Ended December 31, 1993 and 1992
                              Unaudited             Unaudited
                                1993                   1992
Revenues
  Cellular Services            $1,829,000            $   609,000
  Equipment Sales                  22,000                 13,000
  Patronage                         8,000                  1,000

      Total Revenues           $1,859,000            $   623,000

Expenses
  Cost of Goods Sold           $   17,000            $    10,000
  Operating                       408,000                154,000
  General and Administrative      298,000                128,000
  Sales and Marketing             570,000                 84,000
  Depreciation                    179,000                 61,000

      Total Expenses           $1,469,000            $   437,000

      Operating Income         $  390,000            $   186,000

Other Income (Expense)
  Interest, Net                $  (75,000)           $   (36,000)
  Other                             3,000                   -0-

      Income Before
      Minority Interest           318,000                150,000

Minority Interest              $  164,000            $   100,000

      Net Income               $  154,000            $    50,000

See notes to financial statements.
[Prospectus, p 50]

    CASS CELLULAR LIMITED PARTNERSHIP
    Consolidated Statements Of Partners' Equity
    For The Years Ended December 31, 1993 and 1992
                               Gen.Ptr.     Limited Ptrs.
                   Unaudited   Unaudited   Unaudited  Unaudited  Unaudited  Unaudited
                                                                 Sand
                                                      Ogden      Creek      Waldron
                               D & P       D & P      Telephone  Telephone  Telephone
                   Total       Comm.       Comm.      Company    Company    Company

                   100%        10%         22-1/2%    22-1/2%    22-1/2%    22-1/2%
Balance at
January 1,
1992                $(26,000)  $ (2,000)   $ (6,000)  $ (6,000)  $ (6,000)  $ (6,000)

Contributions         26,000      2,000       6,000      6,000      6,000      6,000

Contributions
Receivable            (2,000)                                       (2,000)

Allocation of
Partnership
Income                50,000      6,000      11,000     11,000     11,000     11,000

Balance at
January 1,
1993                  48,000      6,000      11,000     11,000      9,000     11,000

Contributions         17,000      2,000       3,000      3,000      6,000      3,000

Contributions
Receivables           (7,000)                                      (4,000)    (3,000)

Allocation of
Partnership
Income                154,000    14,000      35,000      35,000     35,000     35,000

Balance at
December 31,
1993                  212,000    22,000      49,000      49,000     46,000     46,000

See notes to financial statements.
[Prospectus, p. 51]


    CASS CELLULAR LIMITED PARTNERSHIP
    CONSOLIDATED STATEMENTS OF CASH FLOWS
    FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992
                                 Unaudited       Unaudited
                                    1993           1992
Operations:
  Net Income                      $154,000      $   50,000
  Non-Cash Items:
    Minority Interest              164,000         100,000
    Depreciation                   179,000          61,000
    Allocated Patronage             (6,000)         (1,000)

  Operating Accounts:
    Accounts Rec.-Customers       (106,000)       (172,000)
    Accounts Rec.-Affiliates      (553,000)        574,000
    Accounts Rec.-Other
     and Other Current Assets      (27,000)         (3,000)
    Accounts Payable-Trade         152,000          43,000

    Advance Payments and
     Deposits                       33,000          14,000
    Accrued Expenses                41,000          19,000

    Cash Provided by Operations     31,000         685,000

Investing:
   Purchases of Plant           $ (434,000)    $(1,061,000)
   Investment In Class
     C Stock                        (8,000)         (6,000)

   Cash Used In Investing
     Activities                 $ (442,000)    $(1,067,000)

Financing:

   Loan Proceeds                $  250,000     $   221,000
   Partner and Minority
    Interest Contributions         157,000         173,000

   Cash Provided By
    Financing Activities        $  407,000     $   394,000

Increase (Decrease) in Cash     $   (4,000)    $    12,000

Cash and Cash Equivalents
  Beginning Of Year                 14,000           2,000

Cash and Cash Equivalents
  End Of Year                 $    10,000     $    14,000

See notes to financial statements.
[Prospectus, p 52]


Cass Cellular Limited Partnership
Notes to Consolidated Financial Statements

1.  Summary of Accounting Policies

General:

It is the opinion of management that these unaudited financial statements, as of December 31, 1993 and 1992, and for the twelve months ended December 31, 1993 and 1992 include all required, material adjustments, which are necessary for a fair statement of the results of the periods presented. All such adjustments are of a normal recurring nature.

Cass Cellular Limited Partnership was formed to invest in and manage the cellular rights of its partners in the Rural Service Area (RSA) #9 cellular territory, which consists primarily of the lower tier of counties within the State of Michigan.

The partnership members are as follows:

   D & P Communications, Inc.
    As General Partner                                         10.0%
    As Limited Partner                                         22.5%
   Ogden Telephone Company - As Limited Partner                22.5%
   Sand Creek Telephone Company - As Limited Partner           22.5%
   Waldron Telephone Company - As Limited Partner              22.5%

                   Total                                      100.0%

Investment in RSA #9

The Partnership owns 55.62% of Michigan RSA #9 Limited
Partnership (RSA #9). RSA #9 provides cellular service within the service area determined by the Federal Communications Commission.
The results of RSA #9 have been consolidated within these financial statements. All material inter-partnership transactions have been eliminated.

RSA #9 is operated by Century Cellunet, Inc., a wholly-owned subsidiary of Century Telephone Enterprises, Inc. Century Cellunet also owns 43.38% of RSA #9. The remaining 1% is owned by Ameritech.

As of December 31, 1993, there were several sites operational within the cellular service area. The members of RSA #9 have approved additional sites to be constructed during the next two years. The construction costs for these sites along with additional equipment for existing sites are expected to approximate $3,500,000. Cass Cellular's portion of these costs would be approximately $1,947,000. These amounts will be funded principally through additional borrowings.

Income Taxes:

No federal income effects of partnership activities are reflected in the financial statements because such taxes are the responsibility of the individual partners of Cass Cellular Limited Partnership.

Cash Flows:

For cash flow purposes, cash consists of demand deposits and items with maturities of less than three months. For the years ended December 31, 1993, and 1992, Cass Cellular Limited Partnership paid cash for interest of approximately $60,000 and $30,000, respectively. [Prospectus, p 53]

Depreciation:

Depreciation on fixed assets is calculated on the straight-line method over the estimated useful lives of the assets, which range between seven and fifteen years.


2. Class C Stock

Class C stock represents amounts purchased from The St. Paul Bank for Cooperatives as a condition of obtaining financing (see Note 3). This amount is recorded at cost. There is no established market value for the stock; however, management believes that, based upon an evaluation of the underlying assets, the redemption value is at least equal to cost. This stock is not redeemable during the life of the loan and is, therefore, classified as noncurrent.

3.  Loans Payable

Loans payable represent amounts advanced by The St. Paul Bank for Cooperatives under a $1,600,000 note. Unadvanced funds under this note are approximately $657,000 at December 31, 1993. This note bears interest at a variable rate (7.2% at December 31, 1993).

In March 1995, Cass Cellular Limited Partnership negotiated an increase in this
loan of $2,500,000, for a total loan of $4,100,000.   Payments are scheduled
to begin quarterly in 1995. The loan matures on December 31, 2001, with any unpaid principal due at that time. Principal payments for the next five years, adjusted for the additional borrowing are as follows:


1994             $    -0-
1995             $356,000
1996             $391,000
1997             $430,000
1998             $473,000

The loan contains covenants which, among other things, restrict distributions to the partners and mandate certain financial ratios. In addition, substantially all assets of the Partnership are pledged as collateral for the loans.

4.   Concentration Of Credit Risk

The Partnership, through the operation of RSA #9, grants credit to customers, substantially all of whom live in the service area of RSA #9. The operating partnership usually performs credit checks and other procedures before granting of credit for service. However, in the event of uncollectibility of accounts, there would be a direct write-off to operations.

Accounts receivable - affiliates represents amount due to the RSA #9 partnership by entities associated with Century Cellunet, Inc. (principally other subsidiaries of Century Telephone Enterprises, Inc., parent of Century Cellunet, Inc.). This amount is settled periodically. Accordingly, the Partnership considers this amount to be fully collectable.

Accounts Receivable- Other is primarily amounts due from other telecommunications providers for either roaming charges or from interexchange carriers for access charges.
[Prospectus, p 54]

5.    Property, Plant And Equipment

Components of Property, Plant and Equipment at December 31, 1993 and 1992 were as follows:

                                       1993                     1992
Plant in Service                      $ 1,928,000          $    987,000
Construction in Progress                      -0-               447,000

Total Property Plant and Equipment      1,928,000          $  1,434,000

Less Accumulated Depreciation         $  (235,000)         $    (61,000)

Net Property, Plant and Equipment     $ 1,693,000          $  1,373,000

6.   Related Party Transactions

In performing the duties of operating the cellular system, Century Cellunet and its affiliates were paid $316,000 and $107,000, respectively, for expenses incurred on behalf of RSA #9, 1993 and 1992 as stipulated in that partnership agreement. In addition, the RSA #9 partnership earned $12,000 and $-0-interest on pooled amount maintained by the operator, Century Cellunet, Inc. This amount is netted against interest expense in the statement of operations.



INFORMATION ABOUT SCCC

I.    DESCRIPTION OF SCCC BUSINESS

  A. HOLDING COMPANY OPERATIONS. SCCC is a for-profit corporation, incorporated in 1995 under the laws of the state of Michigan to engage in various business activities. The incorporator was Ronald W. Bloomberg. SCCC has not actively engaged in the transaction of any business but was incorporated for the purpose of establishing a holding company. The mailing address and telephone number of the principal executive offices is 6525 Sand Creek Highway, P.O. Box 66, Sand Creek, Michigan 49279-0066, (517)436-3130. SCCC
does not have any employees and does not intend as of this time to have employees other than officers necessary for it to function as a holding company.

  B. PHYSICAL PROPERTY AND FACILITIES. Currently SCCC does not own or utilize any physical property or facilities.

  C. FINANCIAL INFORMATION.

  The following is the financial data for SCCC. No income or cash flow statement is included because SCCC is an inactive company without an operating history:


Board of Directors
Sand Creek Communications Company
Sand Creek, Michigan

                   Independent Auditor's Report

We have audited the accompanying balance sheet of Sand Creek
Communications Company, as of September 30, 1995. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material
[Prospectus, p 55]

misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Sand Creek
Communications Company as of September 30, 1995, in conformity with generally accepted accounting principles.

                                              McCartney and McIntyre, P.C.
                                                          Okemos, Michigan
                                                         December 20, 1995



                       Sand Creek Communications Company

                                 Balance Sheet
                            As Of September 30, 1995
           Assets

           Cash                                 $1,000

              Total Current Assets:             $1,000

           Stockholder's Equity

           Common Stock, 160,000 shares
           authorized, issued and outstanding,
           1 share                              $1,000

              Total Stockholder's Equity:       $1,000

The accompanying notes are an integral part of this financial statement.

Notes to September 30, 1995 Balance Sheet

1. Sand Creek Communications Company (SCCC) is a wholly-owned subsidiary of Sand Creek Telephone Company and was formed in 1995. To date, the Company has not conducted any operations.

2. The accounting records of SCCC are maintained in accordance with generally accepted accounting principles.


II.  SCCC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITIONS AS A RESULT OF OPERATIONS.

  This discussion and analysis of SCCC's financial condition and results of operations should be read in conjunction with the financial statements of SCCC included elsewhere herein.

  Currently, and pending the Share Exchange, SCCC has a minimum level of liquid capital and capital resources and no material commitments for capital expenditures. Following the Share Exchange, as a holding company with no significant operations of its own, the principal source of SCCC's funds will be dividends and other distributions from its subsidiaries, borrowings and sales of equity. It is contemplated that in the normal course SCCC, in addition to receiving dividends from its subsidiaries, will obtain funds though debt or equity financings. Any financings will depend on the financial and other conditions of SCCC and on market conditions.

III. SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT.

  SCCC Common Stock is the only class of capital stock of SCCC. SCCC has 160,000 authorized shares of Common Stock. As of the date hereof, there was outstanding one (1) share of SCCC Common Stock, which

[Prospectus, p 56]

is owned by Sand Creek and fully paid. Following the effective date of the Share Exchange, the then holders, as of the Record Date, of Sand Creek Common Stock which do not perfect dissenters' rights will become holders of SCCC Common Stock. Their respective ownership interests may change in light of the number of Sand Creek Shareholders who perfect dissenter's rights. If no Shareholder perfects his right to dissent, the ownership interests in SCCC Common Stock will be the same as the ownership interests of Sand Creek discussed above.

IV.  MANAGEMENT.

  The Directors and Executive Officers of SCCC are the same as the Directors and Executive Officers as Sand Creek. Information as to their addresses, ages, principal occupations and terms are set forth above with regard to Sand Creek. The term of each director for SCCC expires at the same time as his term as director of Sand Creek. SCCC has not paid any compensation or fees to its directors or officers.

V.   LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The MBCA permits Michigan corporations to limit the personal liability of directors for the breach of their fiduciary duty. SCCC's Articles of Incorporation provide, consistent with the MBCA, that a director of SCCC shall not be personally liable to SCCC or its Shareholders for monetary damages for breach of the director's fiduciary duty. However, it does not eliminate or limit the liability of a director for any of the following: (1) a breach of the director's duty of loyalty to SCCC or its Shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) unlawful loans to directors, officers and employees; (4) a transaction from which the director derives an improper personal benefit; and (5) an act or omission occurring before the effective date of the provision limiting liability. As a result of the inclusion of such a provision, Shareholders of SCCC may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to Shareholders in any particular case, Shareholders may not have any effective remedy against the challenged conduct.

  The MBCA also permits Michigan corporations to indemnify directors and officers for expenses incurred as a result of a proceeding brought against a person by reason of the fact that such person is or was an officer and/or director, provided that specified standards are satisfied. SCCC Bylaws authorize indemnification of officers and directors, in the same manner as the Bylaws of Sand Creek. SCCC believes that such indemnification will assist SCCC in continuing to attract and retain talented directors and officers in light of the growing risk of litigation directed against directors and officers of corporations.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling SCCC pursuant to the foregoing provisions, SCCC has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

VI.  LEGAL PROCEEDINGS

  Other than ordinary routine litigation incidental to the business of SCCC, there is not any material pending litigation.

VII. DIVIDENDS ON AND MARKET PRICES OF SCCC COMMON STOCK.

  No established trading market exists with respect to shares of SCCC Common Stock. As of the date hereof, there was one holder (i.e. Sand Creek) of SCCC Common Stock. No dividends have been declared or paid with respect to SCCC Common Stock.

[Prospectus, p 57]

                       LEGAL MATTERS

  Certain legal matters including the legality of the issuance of SCCC Common Stock, in connection with the transactions contemplated by the Share Exchange have been passed upon by Loomis, Ewert, Parsley, Davis & Gotting, P.C., 232 S. Capitol Avenue, Suite 1000, Lansing, Michigan.

                           EXPERTS

  The balance sheets of Sand Creek as of December 31, 1994 and 1993, and the statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1994, 1993 and 1992 have been audited by McCartney and McIntyre, P.C., Okemos, Michigan, and their report was dated on June 21, 1995, except as to Note 5, as to which the date is January 22, 1996.

  The balance sheet of Cass Cellular Limited Partnership as of December 31, 1994, and the statement of income, changes in partners' equity, and cash flows for the year ended December 31, 1994 has been audited by McCartney and McIntyre, P.C. and their report was dated on December 16, 1995.

The balance sheet of Sand Creek Communications Company as of September 30, 1995 has been audited by McCartney and McIntyre, P.C. and their report was dated on December 20, 1995.

[Prospectus, 58]


[PROXY BEGIN APPENDIX A]

                 AGREEMENT AND PLAN OF SHARE EXCHANGE


          THIS AGREEMENT AND PLAN OF SHARE EXCHANGE ("Agreement") is dated as of ________, 1995 by and between SAND CREEK TELEPHONE COMPANY ("Sand Creek"), a Michigan corporation and SAND CREEK COMMUNICATIONS COMPANY ("SCCC"), a Michigan corporation.

                          W I T N E S E T H

          WHEREAS, Sand Creek is a Michigan corporation, and has an authorized capitalization consisting of 50,000 shares of common stock, $10.00 par value, of which 41,299 1/3 shares are issued and outstanding on the date hereof; and

          WHEREAS, SCCC is a Michigan corporation, and has an authorized capitalization consisting of 160,000 shares of Common
Stock, no par value, of which one (1) share is issued and outstanding on the date hereof; and

          WHEREAS, SCCC is presently a wholly-owned subsidiary of Sand
Creek; and

          WHEREAS, the Boards of Directors of Sand Creek and SCCC deem it advisable for SCCC to acquire all of the issued and outstanding stock of Sand Creek in a Share Exchange under the provisions of the Michigan Business Corporation Act, such that Sand Creek will become a wholly-owned subsidiary of SCCC, and each of the current shareholders of Sand Creek, (except those perfecting dissenters' rights) will become a shareholder of SCCC; and

          WHEREAS, the Share Exchange, to be effective, must be approved by the affirmative vote of the holders of a majority of the issued and outstanding stock of Sand Creek;

          WHEREAS, the respective Boards of Directors of Sand Creek and SCCC have, by resolutions duly adopted, approved this Agreement and directed that it be executed by the undersigned officers and that it be submitted to a vote of their respective shareholders;

          NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree that SCCC shall acquire in a Share Exchange all of the issued and outstanding stock of Sand Creek, and that the terms and conditions of such Share Exchange, the mode of carrying it out, and the manner of converting and exchanging shares shall be as follows:

1.   THE SHARE EXCHANGE

     1.1 Effective Time. Subject to, and in accordance with the provisions of this Agreement, upon the satisfaction of all conditions precedent to the consummation of the transactions contemplated by the Share Exchange, Sand Creek and SCCC shall sign and file with the Michigan Department of Commerce, Corporations and Securities Bureau, a Certificate of Share Exchange. The Share Exchange shall become effective as of the close of business on the effective date of said Certificate of Share Exchange. ("Effective Time").

     1.2 Actions of Sand Creek and SCCC. Prior to and after the Effective Time, Sand Creek and SCCC shall take all such actions as may be necessary or appropriate to effect the Share Exchange. In this connection, SCCC shall issue the shares of SCCC stock to which the holders of Sand Creek stock shall be entitled to receive as provided in Article 2 hereof. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the Officers and Directors of Sand Creek and SCCC shall take all such further action.

[PROXY APPENDIX A, PAGE 1]
2.   TERMS OF EXCHANGE OF SHARES

     2.1 Exchange and Conversion of Sand Creek Shares. At the Effective Time, each share of common stock of Sand Creek issued and outstanding, excluding Dissenting Shares, shall be automatically by virtue of the exchange, exchanged for and converted into three (3) fully paid and nonassessable shares of common stock of SCCC, which shall thereupon be validly issued, fully paid and nonassessable, except as otherwise required by law. Each such share of Sand Creek stock will thereupon be owned by SCCC.

     2.2 Cancellation of SCCC Shares. Each share of common stock of SCCC issued and outstanding immediately prior to the Effective Time shall be cancelled.

     2.3  Surrender and Exchange of Sand Creek Certificates.
          Following the Effective Time, each holder of an outstanding certificate theretofore representing shares of Sand Creek common stock, excluding Dissenting Shares, shall surrender the same to SCCC for cancellation or transfer, and each such holder or transferee of such surrendered shares shall be entitled to receive a certificate representing three (3) shares of SCCC common stock for each one (1) share of Sand Creek common stock represented by the stock certificate surrendered. The stock transfer books for Sand Creek common stock shall be deemed to be closed on the Effective Time, and no transfer of shares of Sand Creek common stock outstanding immediately prior to the Effective Time shall thereafter be made on such books. Following the Effective Time, the holders of certificates representing Sand Creek common stock outstanding immediately before the Effective Time shall cease to have any rights with respect to stock of Sand Creek, and their sole rights shall be with respect to the SCCC common stock to which their shares of Sand Creek common stock shall have been converted in the Share Exchange. Within a reasonable time after the Effective Time, SCCC will send to each Sand Creek Shareholder a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to certificates for shares of Sand Creek Common Stock will pass, only upon proper delivery of such certificates to SCCC) and instructions for use in effecting the exchange of the certificates for shares of SCCC Common Stock. Until the certificates representing Sand Creek Common Stock are surrendered for exchange after the consummation of the Share Exchange, holders of such certificates will not be paid dividends or other distributions with respect to the shares of SCCC Common Stock with which such shares of Sand Creek Common Stock are being exchanged. When such certificates are surrendered, any such unpaid dividends or other distributions will be paid (without interest) with respect to the number of shares of SCCC Common Stock represented by such certificates. Holders of unsurrendered certificates shall not be entitled to vote after the Effective Time at any meeting of SCCC until they have exchanged their certificates. All shares of SCCC Common Stock issued upon exchange of shares of Sand Creek Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Sand Creek Common Stock.

          If any certificate representing shares of SCCC Common Stock is to be issued in a name other than that of the registered holder of the certificate formerly representing shares of Sand Creek Common Stock presented for transfer, it shall be a condition of issuance that (i) the certificate so surrendered shall be properly endorsed or accompanied by a stock power and shall otherwise be in proper form for transfer and (ii) the person requesting such issuance shall pay to SCCC any transfer or other taxes required by reason of issuance of certificates representing SCCC Common Stock in a name other than that of the registered holder of the certificate presented, or establish to the satisfaction of SCCC that such taxes have been paid or are not applicable.

     2.4 No fractional shares of SCCC shall be issued as part of the Share Exchange.

3.   ARTICLES OF INCORPORATION AND BYLAWS

     3.1 Continued Effectiveness. From and after the Effective Time, and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of Sand Creek, as amended, and
[PROXY APPENDIX A,PAGE 2]

 the Articles of Incorporation and Bylaws of SCCC, as amended, shall continue to be effective.

     3.2 Continued Corporate Existence. From and after the Effective Time, Sand Creek and SCCC shall continue their separate corporate existence and identity, and nothing in this Agreement shall be construed as effecting any transfer of any asset or liability, nor as effecting any merger or consolidation of Sand Creek and SCCC.

4.   DIRECTORS AND OFFICERS

     4.1 Sand Creek Directors and Officers. The persons who are directors and officers of Sand Creek immediately prior to the Effective Time shall continue as directors and officers of Sand Creek for the remainder of their terms. If, at or following the Effective Time, a vacancy should occur in the Board of Directors or in the position of any officer of Sand Creek, such vacancy may be filled in the manner provided in the Bylaws of Sand Creek.

     4.2 SCCC Directors and Officers. The persons who are directors and officers of SCCC immediately prior to the Effective Time shall continue as directors and officers of SCCC for the remainder of their terms. If, at or following the Effective Time, a vacancy should occur in the Board of Directors or in the position of any officer of SCCC, such vacancy may be filled in the manner provided in the Bylaws of SCCC.

5.   DISSENTER'S RIGHTS

     5.1 Statutory Rights. Shareholders who dissent from the Agreement and Plan of Share Exchange have the Dissenters' Rights as provided in Sections 761-774 of the Michigan
          Business Corporation Act.

     5.2 Restriction on Transfer of Dissenting Shares Without Certificates. No transfer of shares without certificate shall be permitted with respect to any shares as to which payment demand is received until the plan of share exchange is consummated or the transfer restrictions are released pursuant to Section 770 of the Michigan Business Corporation Act.

     5.3 Time for Payment Demand. The date by which Sand Creek must receive any payment demand shall be thirty (30) days after the Dissenter's Notice is delivered.

6.   CONDITIONS TO THE SHARE EXCHANGE

     6.1 Conditions Precedent. Consummation of the Share Exchange is subject to the satisfaction or waiver by both parties of the following conditions:

          6.1.1 Shareholder Approval. This Agreement and Plan of Share Exchange shall have received the approval of shareholders representing a majority of the issued and outstanding shares of common stock of Sand Creek, to the extent required by the Michigan Business Corporation Act and by the Articles of Incorporation and Bylaws of Sand Creek.

          6.1.2 Lack of Dissent. In addition to the majority approval required by Section 6.1.1, Shareholders representing not more than twenty percent (20%) of the issued and outstanding shares of common stock of Sand Creek shall have delivered to Sand Creek before the vote is taken written notice of their intention to demand payment for their shares if the Agreement and Plan of Share Exchange is approved.

          6.1.3 Registration Statement. A registration statement or registration statements relating to the shares of SCCC Common Stock to be issued as a result of the Exchange shall be effective under the Securities Act of 1933, as amended, and shall not be the subject of any "Stop order".
[PROXY APPENDIX A, PAGE 3]

          6.1.4 Consents and Approvals. Sand Creek and SCCC shall have received any and all consents, approvals and withholding of objections that are necessary for the closing of the transactions contemplated by this Agreement in form and substance satisfactory to Sand Creek and SCCC.

          6.1.5 Legal Opinions. Sand Creek and SCCC shall have received legal opinions in form and substance satisfactory to Sand Creek and SCCC that are necessary or appropriate for the consummation of the Share Exchange and all other transactions contemplated thereby.

          6.1.6 Litigation. There shall be no litigation, proceedings or actions pending or threatened concerning the Share Exchange which, in the judgment of the Boards of Directors of Sand Creek or SCCC renders consummation of the Share Exchange inadvisable.

     6.2 Certificate of Share Exchange After all conditions precedent to the closing of the transactions contemplated by the Share Exchange have occurred, Sand Creek and SCCC shall execute and file a Certificate of Share Exchange.

7.   TERMINATION

     7.1 Termination This Agreement may be terminated and the Share Exchange and other transactions herein provided for abandoned at any time before the Effective Time, whether before or after approval of this Agreement by the shareholders of Sand Creek, by the parties hereto, by mutual consent of their respective Boards of Directors, if such Boards of Directors determine for any reason that the consummation of the transaction provided for herein would for any reason be inadvisable, or that any regulatory or other consents or approvals deemed necessary or advisable by such Boards of Directors have not been obtained within a reasonable time after approval by the shareholders.

8.   MISCELLANEOUS

     8.1 Amendment, Modification and Waiver. The parties hereto, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement or waive any condition set forth in Article 6 hereof, in such manner as may be agreed upon by them in writing, at any time before or after approval of this Agreement by the common shareholders of Sand Creek; Provided, however, that no such amendment, modification or waiver shall, in the sole judgement of the Board of Directors of Sand Creek, materially and adversely affect the rights of the shareholders of Sand Creek.

     8.2 Deferral of Effective Time. Consummation of the Share Exchange may be deferred by the Board of Directors of Sand Creek or any authorized officer of Sand Creek for a reasonable period, if the Board or officer determines that such deferral would be in the best interests of Sand Creek or its Shareholders.

     8.3 Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

     8.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan.

[PROXY APPENDIX A, PAGE 4]

          IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first recited above pursuant to due authorization.



                              SAND CREEK TELEPHONE COMPANY


                                        By:/s/

/s/
Witness                                 Robert E. Hinsdale
                                   Its:  President

                              SAND CREEK COMMUNICATIONS COMPANY


                                        By: /s/

/s/
Witness                                 Lawrence Wilt


                                   Its:  Vice President
[PROXY APPENDIX A, PAGE 5]
[PROXY BEGIN APPENDIX B]
                    MICHIGAN BUSINESS CORPORATION ACT


                               CHAPTER 7
                             SUBCHAPTER A

MCLA 450.1761 As used in sections 762 to 774:

          (a) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
          (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.
          (c) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.
          (d) "Fair value", with respect to a dissenter's shares, means the value of the share immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
          (e) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
          (f) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
          (g) "Shareholder" means the record or beneficial shareholder.

MCLA 450.1762

     (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 703a or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.
          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.
          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.
          (d) An amendment of the articles giving rise to a right to dissent pursuant to section 621.
          (e) A transaction giving rise to a right to dissent pursuant to section 754.
          (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
          (g) The approval of a control share acquisition giving rise to a right to dissent pursuant to section 799.

     (2) Unless otherwise provided in the articles, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:

          (a)  Any corporate action set forth in subsection (1)(a) to
          (e) as to shares which are listed on a national securities exchange or held of record by not less than 2,000 persons on the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders at which the corporate action is to be acted upon.
          (b) A transaction described in subsection (1)(a) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) or any combination thereof.
          (c) A transaction described in subsection (1)(b) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) or any combination thereof.
[PROXY APPENDIX B, PAGE 1]

          (d) A transaction described in subsection (1)(c) which is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation's net assets to shareholders in accordance with their respective interests within 1 year after the date of transaction, where the transaction is for cash or shares that satisfy the requirements of subdivision (a) or any combination thereof.

     (3) A shareholder entitled to dissent and obtain payment for his or her shares pursuant to subsection (1)(a) to (e) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (4) A shareholder who exercises his or her right to dissent and seek payment for his or her shares pursuant to subsection (1)(f) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

MCLA 450.1763

     (1) A record shareholder may assert dissenter's rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if all of the following apply:

          (a) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.
          (b) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

MCLA 450.1764

     (1)  If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this act and shall be accompanied by a copy of sections 761 to 774.

     (2) If corporate action creating dissenters' rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 766. A shareholder who consents to the corporate action is not entitled to assert dissenters' rights.

MCLA 450.1765

     (1)  If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment for his or her shares under this act.

MCLA 450.1766

     (1)  If proposed corporate action creating dissenters' rights under section 762 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 765.

     (2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:
[PROXY APPENDIX B, PAGE 2]

          (a) State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.
          (b) Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.
          (c) Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether he or she acquired beneficial ownership of the shares before the date.
          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.

MCLA 450.1767

     (1) A shareholder sent a dissenter's notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (3) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this act.

MCLA 450.1768

     (1) The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.

     (2) The person for whom dissenters' rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporation action.

MCLA 450.1769

     (1) Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (2)  The payment must be accompanied by all of the following:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and if available the latest interim financial statements.
          (b) A statement of the corporation's estimate of the fair value of the shares.
          (c)  An explanation of how the interest was calculated.
          (d) A statement of the dissenter's right to demand payment under section 772.

MCLA 450.1770

     (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.
[PROXY APPENDIX B, PAGE 3]

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 766 and repeat the payment demand procedure.

MCLA 450.1771

     (1)  A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters' notice pursuant to section 766(2)(c).

     (2) To the extent the corporation elects to withhold payment under subsection (12), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section
772.

MCLA 450.1772

     (1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation's offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies:

          (a) The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.
          (b) The corporation fails to make payment under section 769 within 650 days after the date set for demanding payment.
          (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.

     (2) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.

MCLA 450.1773

     (1) If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the circuit court of the county in which the corporation's principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.


     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
[PROXY APPENDIX B, PAGE 4]

     (5) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.

MCLA 450.1773a

     (1) In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee's consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following:

          (a) To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.

          (b) To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.
          (c) To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.
          (d)  To place witnesses under oath and to examine witnesses.
          (e)  To provide for the taking of testimony by deposition.
          (f)  To regulate the course of the proceeding.
          (g) To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.

     (2) The amount and manner of payment of the referee's compensation shall be determined by agreement between the referee and the parties, subject to the court's allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.

     (3)  The referee shall do all of the following:

          (a) Made a report and reporter's transcript of the proceeding.
          (b) Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.
          (c) File the report with the court, together with all original exhibits and the reporter's transcript of the proceeding.

     (4) Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.

MCLA 450.1774

     (1) The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.

[PROXY APPENDIX B, PAGE 5]

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.
          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefited.


[PROXY APPENDIX B, PAGE 6]
[PROXY BEGIN BACK COVER]

                     TABLE OF CONTENTS
                                                         PROSPECTUS
PAGE
AVAILABLE INFORMATION...........................................  2
SUMMARY.......................................................    3
  I.   THE SPECIAL MEETING......................................  3
  II.  THE COMPANIES..............................................4
  III. AGREEMENT AND PLAN OF SHARE EXCHANGE................       4
RISK FACTORS....................................................  8
       A.  LIMITED HISTORY OF SCCC..........................      8
       B.  RESTRICTIONS ON TRANSFERABILITY.....................   8
       C.  ABSENCE OF MARKET FOR COMMON STOCK..............       8
       D.  DIVERSIFICATION....................................... 8
       E.  REDUCED LEVEL OF REGULATORY OVERSIGHT...........       8
       F.  HOLDING COMPANY STRUCTURE.......................       8
       G.  ADDITIONAL AUTHORIZED SHARES........................   8
INTRODUCTION......................................................9
THE SPECIAL MEETING...........................................    9
     I.   SPECIAL MEETING - PURPOSE OF SPECIAL MEETING........    9
     II.  SPECIAL MEETING - ELIGIBLE VOTERS................       9
     III. SPECIAL MEETING - VOTING AND PROXIES................    9
     IV.  SPECIAL MEETING - VOTE REQUIRED......................   9
     V.   SPECIAL MEETING - SOLICITATION OF PROXIES............  10
     VI.  SPECIAL MEETING - FAILURE TO APPROVE SHARE EXCHANGE....10
THE SHARE EXCHANGE.............................................  10
     I.   SHARE EXCHANGE - BACKGROUND........................    10
     II.  SHARE EXCHANGE - THE SAND CREEK BOARD'S
            RECOMMENDATION...................................    12
     III. SHARE EXCHANGE - FORM OF EXCHANGE....................  13
     IV.  SHARE EXCHANGE - CONSIDERATION......................   14
     V.   SHARE EXCHANGE - REGULATORY APPROVALS AND OTHER
            CLOSING CONDITIONS..............................     14
     VI.  SHARE EXCHANGE - EFFECTIVE TIME.....................   14
     VII. SHARE EXCHANGE - EXCHANGE OF STOCK CERTIFICATES......  14
     VIII.SHARE EXCHANGE - COMPARISON OF SCCC AND SAND CREEK
            COMMON STOCK...................................      15
     IX.  SHARE EXCHANGE - ACCOUNTING TREATMENT.............     16
     X.   SHARE EXCHANGE - CERTAIN FEDERAL INCOME TAX
            CONSEQUENCES....................................     17
     XI.  SHARE EXCHANGE - MANAGEMENT AND OPERATIONS AFTER
            THE SHARE EXCHANGE.............................      18
     XII. SHARE EXCHANGE - RESALE OF SCCC COMMON STOCK;
            RESTRICTIONS ON TRANSFER.......................      18
     XIII.SHARE EXCHANGE -EXPENSES.............................  18
     XIV. SHARE EXCHANGE - POST SHARE EXCHANGE DIVIDEND
            POLICY...........................................    18
     XV. CAPITALIZATION........................................  19
DISSENTING SHAREHOLDERS' RIGHTS............................      19
INFORMATION ABOUT SAND CREEK...................................  22
     I.   DESCRIPTION OF SAND CREEK'S BUSINESS...............    22
     II.  SAND CREEK'S MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..   33
     III. SECURITY OWNERSHIP OF CERTAIN OWNERS AND
            MANAGEMENT........................................   37
     IV.  MANAGEMENT..........................................   37
     V.   LIABILITY AND INDEMNIFICATION OF DIRECTORS AND
            OFFICERS...........................................  39
     VI.  LEGAL PROCEEDINGS................................      39
     VII. DIVIDENDS ON AND MARKET PRICES OF SAND CREEK COMMON
            STOCK............................................    39
     VIII.CASS CELLULAR LIMITED PARTNERSHIP FINANCIAL
            STATEMENTS.......................................    40
INFORMATION ABOUT SCCC........................................   55
     I.   DESCRIPTION OF SCCC BUSINESS.........................  55
     II.  SCCC MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
            CONDITIONS AS A RESULT OF OPERATIONS...............  56
     III. SECURITY OWNERSHIP OF CERTAIN OWNERS AND
            MANAGEMENT........................................   56
     IV.  MANAGEMENT..........................................   57
     V.   LIABILITY AND INDEMNIFICATION OF DIRECTORS AND
            OFFICERS..........................................   57
     VI.  LEGAL PROCEEDINGS.................................     57
     VII. DIVIDENDS ON AND MARKET PRICES OF SCCC COMMON
            STOCK...........................................     57

LEGAL MATTERS..............................................      58

EXPERTS......................................................    58
AGREEMENT AND PLAN OF SHARE EXCHANGE.........................APPENDIX A
MICHIGAN BUSINESS CORPORATION ACT PROVISIONS.................APPENDIX B

[END OF PROXY]


                    REGISTRATION STATEMENT PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to MCL 450.1209 and the Articles of Incorporation of Sand Creek Telephone Company ("Sand Creek") and Sand Creek Communications Company ("SCCC"), a director of Sand Creek and SCCC is not personally liable to the respective corporation or its shareholders for monetary damages for a breach of a director's fiduciary duties except for:

(i) a breach of the director's duty of loyalty;

(ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;

(iii) a violation of MCL 450.1551(1);

(iv) a transaction from which the director derives an improper personal benefit.

     Pursuant to the Michigan Business Corporation Act and the bylaws of Sand Creek and SCCC, an officer or director of Sand Creek and SCCC, respectively, is entitled to indemnification against expenses (including attorney fees) actually and reasonably incurred by him/her in connection with a successful defense on the merits or otherwise of any action, suit, or proceeding by reason of the fact that he/she is or was a director or officer of the corporation. Each corporation is required to indemnify any person who was or is a party or is threatened to be made a party in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, or otherwise by reason of the fact that he/she is or was a director or officer of the corporation against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful, except that in an action by or in the right of the corporation, no indemnification shall be made if he/she is adjudged liable for negligence and/or misconduct in performance of his/her duties to the corporation unless a court determines he/she is fairly and reasonably entitled to indemnification. Each corporation is authorized by statute and bylaw, but not required, to purchase and maintain insurance covering such expenses and liability. Each corporation is authorized, but not required, to pay the expenses above in advance of a final disposition of such action, suit, or proceeding if
(i) the person furnishes the corporation a written affirmation of his/her good faith belief that he/she has met the applicable standard of conduct set forth above; (ii) the person furnishes the corporation a written undertaking, executed personally or on his/her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking is an unlimited general obligation of such person; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification.

ITEM 21:  Exhibits and Financial Statements Schedules.

     See Exhibits hereto.

ITEM 22:  Undertakings.

     (a) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by any other item of the applicable form.

     The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately proceeding, or
(ii) that purports to meet the requirements of section 10(a), (3) of the Act and is used in conjunction with an offering of security subject to Rule 415 (230.415 of this chapter), will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.



     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes the supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of or included in the registration statement when it became effective.

     Signatures.

     Pursuant to the requirement of the Securities Act, the registrant has duly caused this fourth amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sand Creek, State of Michigan, on February 2, 1996.

Sand Creek Communications Company


By:  /S/ Robert Hinsdale
     Robert Hinsdale, President


     Pursuant to the requirements of the Securities Act of 1933, this fourth amended registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/Robert Hinsdale       Date:  February 2, 1996
Robert Hinsdale
Director, Sand Creek Communications Company



/s/ Gustav Leu           Date:  February 2, 1996
Gustav Leu
Secretary/Director, Sand Creek Communications Company



/s/ Lawrence Wilt        Date:  February 2, 1996
Lawrence Wilt
Vice President/Director, Sand Creek Communications Company



/s/ Richard Simpkins      Date: February 2, 1996
Richard Simpkins
Director, Sand Creek Communications Company



/s/ Harvey Souders        Date: February 2, 1996
Harvey Souders
Director, Sand Creek Communications Company


/s/ Margie M. Gallatin     Date: February 2, 1996
Margie M. Gallatin
Treasurer, Sand Creek Communications Company


Sand Creek Telephone Company


By:  /s/ Robert Hinsdale    Date: February 2, 1996
     Robert Hinsdale
     President/Director


                               EXHIBIT INDEX

Exhibit No.         Description                             Page

1              Underwriting Agreement                       Not Applicable
2              Agreement and Plan of Share Exchange     Prospectus,Appendix A
3              (i)  Articles of Incorporation               ----------
               (ii) Bylaws                                  ----------
4              Instrument Defining the Rights of Security
               Holders Including Indentures                 ----------
5              Opinion re: Legality                         ----------
6              Description Opinion re: Discount of
               Capital Shares                               Not Applicable
7              Opinion on liquidation preference            Not Applicable
8              Description Opinion re: Tax Matters           ----------
9              Description Voting Trust Agreement           Not Applicable
10             Description Material Contract                 ----------
               (i)  Cass Cellular Limited Partnership
                    Agreement                                ----------
               (ii) First Amended to Cass Cellular Limited
                    Partnership Agreement                    ----------
11             Statement re: Computation of Per Share
                    Earnings                                 ----------
12             Description Statement re: Computation of
                    Ratios                                  Not Applicable
13             Annual Reports of Security Holders           Not Applicable
14             Material Foreign Patents                     Not Applicable
15             Description Letter re: Unaudited Interim
                    Financial Statements                    Not Applicable
16             Letter re: Changes in Certifying Accountant  Not Applicable
17             Letter re: Director Resignation              Not Applicable
18             Letter re: Change in Accounting Principle    Not Applicable
19             Report furnished to Security Holders         Not Applicable
20             Other Documents or Statements to
                     Security Holders                       Not Applicable
21             Subsidiaries of the Registrant               Not Applicable
22             Published Reports Regarding Matters
                 Submitted to Vote of Security Holders      Not Applicable
23             Consent of Experts and Counsel                 ----------
24             Power of Attorney                            Not Applicable
25             Statement of Eligibility of Trustee          Not Applicable
26             Invitation for Competitive Bids              Not Applicable
27             Financial Status Schedule                      ----------
28             Information from Reports Furnished to
                 State Insurance Regulatory Authorities     Not Applicable
99             Form of Proxy                                 ----------
               Form of Notice of Meeting                     ----------
               Financial Schedule 210.12-09                  ----------